Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 13, 2009

BY AND AMONG

VERIZON COMMUNICATIONS INC.,

NEW COMMUNICATIONS HOLDINGS INC.

AND

FRONTIER COMMUNICATIONS CORPORATION

i

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Exhibits

Exhibit A	Company Disclosure Letter
Exhibit B	Verizon Disclosure Letter
Exhibit C	Spinco Disclosure Letter
Exhibit D	Video Transport Service Term Sheet
Exhibit E	Back Office Support Services Term Sheet
Exhibit F	Directories Non-Competition Agreement
Exhibit G	Directories Branding Agreement
Exhibit H	Directories Publishing Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 13, 2009 (this “Agreement”), is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NEW COMMUNICATIONS HOLDINGS INC., a Delaware corporation (“Spinco”), and FRONTIER COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, Spinco is a newly formed, wholly-owned, direct Subsidiary of Verizon;

WHEREAS, on or prior to the Distribution Date (as such term, and each other capitalized term used herein and not defined, is defined in Article I hereof), and subject to the terms and conditions set forth in the Distribution Agreement entered into by and between Verizon and Spinco on the date hereof (the “Distribution Agreement”), GTE Corporation, a New York corporation (“GTE”), which is a majority-owned, direct Subsidiary of Verizon, will cause the formation of New Communications ILEC Holdings Inc. (“ILEC Spinco Holdings”), which will be a wholly-owned direct Subsidiary of GTE;

WHEREAS, on or prior to the Distribution Date, Verizon and GTE will transfer or cause to be transferred to ILEC Spinco Holdings certain Spinco Assets (including all of the capital stock of the ILEC Spinco Subsidiaries) and Spinco Liabilities in the manner set forth in the Distribution Agreement and will distribute all of the capital stock of ILEC Spinco Holdings to Verizon (such transfers and the distribution, the “Internal Spinoff”, and, together with any other internal distribution of stock made by the Verizon Group and any transfer of Spinco Assets and Spinco Liabilities made to the ILEC Spinco Subsidiaries in connection with the transactions contemplated by this Agreement and the Distribution Agreement, the “Internal Spinoffs”);

WHEREAS, on or prior to the Distribution Date, certain Subsidiaries of Verizon will transfer to Verizon or GTE, as the case may be, via intercompany distributions or sales or otherwise, certain Spinco Assets and Spinco Liabilities in the manner set forth in the Distribution Agreement (the “Internal Restructuring”);

WHEREAS, on or prior to the Distribution Date, Spinco will distribute to Verizon the Spinco Securities and pay to Verizon the Special Payment, all of which will occur in exchange for Verizon transferring to Spinco all of the capital stock of ILEC Spinco Holdings and certain other Spinco Assets and Spinco Liabilities relating to the non-ILEC portion of the Spinco Business in the manner set forth in the Distribution Agreement (the transactions described in this recital, collectively, the “Contribution”);

WHEREAS, upon the terms and subject to the conditions set forth in the Distribution Agreement, on the Distribution Date, Verizon will distribute all of the issued and outstanding shares of Spinco Common Stock to the Distribution Agent for the benefit of the holders of the outstanding Verizon Common Stock (the “Distribution”);

WHEREAS, at the Effective Time and immediately after the Distribution, the parties will effect the merger of Spinco with and into the Company, with the Company continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, the Company and its stockholders and has approved this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, and (ii) recommended the adoption by the stockholders of the Company of this Agreement;

WHEREAS, the Board of Directors of Spinco has (i) determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, Spinco and its sole stockholder, Verizon, and has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Distribution and the Merger, and (ii) recommended the adoption by Verizon, as the sole stockholder of Spinco, of this Agreement;

WHEREAS, the Board of Directors of Verizon has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Internal Spinoffs, the Internal Restructuring, the Contribution, the Distribution and the Merger;

WHEREAS, the parties to this Agreement intend that (i) each Internal Spinoff qualify as a distribution eligible for nonrecognition under Sections 355(a), 355(c) and/or 361(c) of the Code, as applicable; (ii) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code, (iii) the Distribution qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code, (iv) no gain or loss be recognized by Verizon for federal income tax purposes in connection with the receipt of the Spinco Securities (as defined herein) or the consummation of the Debt Exchange (as defined herein), (v) the Special Payment qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Payment to its creditors and/or shareholders in connection with the Contribution, (vi) the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code, and (vii) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and

WHEREAS, the parties to this Agreement intend that, except as set forth in Section 2.3 of the Distribution Agreement, throughout the internal restructurings taken in contemplation of this Agreement, including the Internal Spinoffs, the Internal Restructurings, the Contribution and the Distribution, and throughout the Merger, the Spinco Business Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and also for union represented employees, uninterrupted continuity of coverage under their collective bargaining agreements, in each case as contemplated by and provided in the Employee Matters Agreement.

NOW, THEREFORE, in consideration of these premises, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Action” has the meaning set forth in Section 7.12(c).

1.2 “Additional Company SEC Documents” has the meaning set forth in Section 6.4(b).

1.3 “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, (i) from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group and (ii) none of Cellco Partnership or any of its Subsidiaries shall be deemed Affiliates or Subsidiaries of Verizon.

1.4 “Aggregate Merger Consideration” has the meaning set forth in Section 3.1(a).

1.5 “Agreement” has the meaning set forth in the Preamble hereto.

1.6 “Approved for Listing” means, with respect to the shares of Company Common Stock to be issued pursuant to the Merger, that such shares have been approved for listing on the NYSE, subject to official notice of issuance.

1.7 “Assets” has the meaning set forth in the Distribution Agreement.

1.8 “Back Office Support Services Agreement” has the meaning set forth in Section 7.22.

1.9 “Blended Customer Contracts” has the meaning set forth in the Distribution Agreement.

1.10 “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

1.11 “CALEA” has the meaning set forth in Section 5.19(b).

1.12 “Certificate of Merger” has the meaning set forth in Section 2.3.

1.13 “Change of Board Recommendation” has the meaning set forth in Section 7.4(b).

1.14 “Closing” has the meaning set forth in Section 2.2.

1.15 “Closing Date” has the meaning set forth in Section 2.2.

1.16 “Closing Statement” has the meaning set forth in Section 3.1(a).

1.17 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.18 “Communications Act” means the Communications Act of 1934, as amended.

1.19 “Company” has the meaning set forth in the Preamble hereto.

1.20 “Company Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Significant Subsidiaries; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, constituting 15% or more of the total consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or accounting for 15% or more of the total consolidated revenues of the Company and the Company Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person following which any Person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) owns 15% or more of the outstanding shares of Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

1.21 “Company Acquisition Proposal” means any proposal regarding a Company Acquisition.

1.22 “Company Approvals” has the meaning set forth in Section 6.3(d).

1.23 “Company Average Price” means the average of the volume weighted averages of the trading prices of the Company Common Stock, as such prices are reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), for the 30 consecutive trading days ending on the third trading day immediately preceding the Effective Time; provided, however, that (x) if an ex-dividend date is set for the Company Common Stock during this 30-day period, then the trading price for a share of Company Common Stock for each day during the portion of such period that precedes such ex-dividend date shall be reduced by the amount of the dividend payable on a share of Company Common Stock, (y) if such average of the volume weighted averages of the trading prices of the Company Common Stock exceeds $8.50, then the Company Average Price shall equal $8.50 and (z) if such average of the volume weighted averages of the trading prices of the Company Common Stock is less than $7.00, then the Company Average Price shall equal $7.00.

1.24 “Company Benefit Agreements” has the meaning set forth in Section 6.12(a).

1.25 “Company Benefit Plans” has the meaning set forth in Section 6.12(a).

1.26 “Company Board Recommendation” has the meaning set forth in Section 7.4(b).

1.27 “Company Common Stock” means the common stock, par value $0.25 per share, of the Company.

1.28 “Company Credit Agreements” means (i) the Credit Agreement, dated as of March 10, 2008, among the Company, CoBank, ACB, as the administrative agent, the lead arranger and a lender, and the other lenders party thereto, (ii) the Credit Agreement, dated as of May 18, 2007, among the Company, the lenders party thereto and Deutsche Bank AG New York Branch, as the administrative agent, (iii) the Credit Agreement, dated as of December 6, 2006, among the Company, CoBank, ACB, as the administrative agent, the lead arranger and a lender, and the other lenders party thereto and (iv) the Loan Agreement, dated as of October 24, 2001, by and between the Company and Rural Telephone Finance Cooperative, as amended, in each case as such agreement may be amended, supplemented or otherwise modified from time to time.

1.29 “Company Disclosure Letter” has the meaning set forth in the first paragraph of Article VI.

1.30 “Company Employee” has the meaning set forth in Section 6.12(a).

1.31 “Company Financial Statements” has the meaning set forth in Section 6.4(a)(i).

1.32 “Company Licenses” has the meaning set forth in Section 6.15(a).

1.33 “Company Material Contracts” has the meaning set forth in Section 6.16(a).

1.34 “Company Owned Real Property” means all real property owned by the Company or the Company Subsidiaries.

1.35 “Company Registration Statement” means the registration statement on Form S-4, including the Proxy Statement/Prospectus forming a part thereof, to be filed by the Company with the SEC to effect the registration under the Securities Act of the issuance of the shares of Company Common Stock into which shares of Spinco Common Stock will be converted pursuant to the Merger (as amended and supplemented from time to time).

1.36 “Company SEC Documents” has the meaning set forth in Section 6.4(a)(iv).

1.37 “Company Stockholders Meeting” has the meaning set forth in Section 7.4(a).

1.38 “Company Subsidiaries” means all direct and indirect Subsidiaries of the Company; provided, however, that none of Mohave Cellular Limited Partnership and its Subsidiaries shall be deemed Subsidiaries of the Company.

1.39 “Company Superior Proposal” has the meaning set forth in Section 7.11(b).

1.40 “Company Tax Counsel” means Cravath, Swaine & Moore LLP or any other nationally recognized law firm reasonably acceptable to Verizon.

1.41 “Company Third Party Intellectual Property” means any and all Intellectual Property Rights owned by any Person other than the Company or any of its Subsidiaries that is used or held for use in the conduct of the business of the Company.

1.42 “Company Voting Debt” has the meaning set forth in Section 6.2(b).

1.43 “Company’s Knowledge” has the meaning set forth in Section 11.13.

1.44 “Confidentiality Agreement” means the March 19, 2009 Nondisclosure Agreement between Verizon and the Company.

1.45 “Contract” or “agreement” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract (including collective bargaining agreements, side letters, memoranda of agreement or understanding or any agreement of any kind), instrument, employee benefit plan or other binding commitment, obligation or arrangement, whether written or oral, but excluding any franchise, permit, authorization or license constituting a Company License or a Spinco License.

1.46 “Contributing Companies” has the meaning set forth in the Distribution Agreement.

1.47 “Contribution” has the meaning set forth in the fifth recital hereto.

1.48 “Controlling Person” has the meaning set forth in Section 10.2(a).

1.49 “Customer Data” means all customer information obtained in connection with the Spinco Business, in the form and content existing as of the Closing, related to the provisioning of products and services by Spinco or Spinco Subsidiaries in the Territory included in the Spinco Business to current and future customers in the Territory, including name, postal address, email address, telephone number, date of birth, account data, transaction data, demographic data, customer service data, and correspondence, together with any documents and information containing the foregoing; provided, however, the foregoing shall not include (i) any of the foregoing to the extent it is in the possession of Licensor or any U.S. Affiliate and was collected or used other than in connection with the operation of the Spinco Business, (ii) any information included in yellow or white pages listings or directories, in any form, (iii) any information required to be retained by Licensor and/or its Affiliates to comply with applicable law or regulation, (iv) any information publicly available, and (v) any information received by Licensor or its Affiliates from third parties.

1.50 “Cutover Plan Support Agreement” has the meaning set forth in the Distribution Agreement.

1.51 “Debt Exchange” has the meaning set forth in the Distribution Agreement.

1.52 “DGCL” means the General Corporation Law of the State of Delaware.

1.53 “Direct Claim” has the meaning set forth in Section 10.4(b).

1.54 “Directories” has the meaning set forth in Section 7.23.

1.55 “Directories Agreements” has the meaning set forth in Section 7.23.

1.56 “Disclosure Letters” means, collectively, the Verizon Disclosure Letter, the Spinco Disclosure Letter and the Company Disclosure Letter.

1.57 “Distribution” has the meaning set forth in the recitals hereto.

1.58 “Distribution Agreement” has the meaning set forth in the recitals hereto.

1.59 “Distribution Date” means the date that the Distribution becomes effective.

1.60 “Distribution Date Spinco Indebtedness” means the aggregate amount of Indebtedness, other than (i) any Indebtedness incurred to make the Special Payment and any Indebtedness represented by the Spinco Securities and (ii) any accrued and unpaid interest on any Indebtedness, in each case of Spinco and its Subsidiaries as of the opening of business on the Distribution Date, calculated pro forma for the Contribution.

1.61 “Distribution Fund” has the meaning set forth in Section 3.2(a).

1.62 “Distribution Tax Opinion” means a written opinion of Verizon Tax Counsel, addressed to Verizon and Spinco and dated as of the Distribution Date, in form and substance reasonably satisfactory to Verizon and (solely with respect to issues (i) as to whether Spinco recognizes gain or loss or (ii) for which the Company or Spinco may be liable under the Transaction Agreements) the Company, to the effect that (i) each of the Internal Spinoffs will qualify as a distribution eligible for nonrecognition under Sections 355(a), 355(c) and/or 361(c) of the Code, as applicable, (ii) the Distribution will qualify as a distribution of Spinco stock to the stockholders of Verizon eligible for nonrecognition under Sections 355(a) and 361(c) of the Code, pursuant to which no gain or loss will be recognized for federal income tax purposes by any of Verizon, Spinco or the stockholders of Verizon, except as to cash received in lieu of fractional shares by the stockholders of Verizon, and (iii) neither Verizon nor any member of the Verizon Group will recognize gain or loss for federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange.

1.63 “Distribution Tax Representations” has the meaning set forth in Section 7.9(c).

1.64 “Distribution/Merger Transfer Taxes” means (i) any sales, use, transfer, registration, recording, stamp, value added or other similar taxes or fees arising out of or attributable to the Internal Spinoffs, the Contribution, the Distribution, the Debt Exchange or the Internal Restructuring and (ii) any sales, use, transfer, registration, recording, stamp, value added or similar taxes or fees arising out of or attributable to the Merger.

1.65 “Effective Time” has the meaning set forth in Section 2.3.

1.66 “Employee Matters Agreement” means the Employee Matters Agreement entered into among Verizon, Spinco and the Company, dated as of the date hereof, as it may be amended from time to time.

1.67 “End Date” has the meaning set forth in Section 9.1(b).

1.68 “Environmental Claim” means administrative or judicial actions, suits, orders, liens, notices, violations or proceedings related to any applicable Environmental Law or Environmental Permit brought, issued or asserted by a Governmental Authority or any third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or resulting from the release of a Hazardous Material.

1.69 “Environmental Law” means any Law now in effect relating to the environment or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §6901 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §1101 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq.; and any state or local counterparts or equivalents, in each case as amended from time to time.

1.70 “Environmental Permits” means all permits, licenses, approvals, authorizations or consents required by or issued by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

1.71 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.72 “ERISA Affiliate” means, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person, would be deemed a “single employer” within the meaning of section 4001(b) of ERISA.

1.73 “Excess Shares” has the meaning set forth in Section 3.3(b).

1.74 “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

1.75 “FCC” means the Federal Communications Commission.

1.76 “FCC Applications” has the meaning set forth in Section 7.6(b).

1.77 “FCC Rules” has the meaning set forth in Section 4.2(c).

1.78 “Financial Market Deferral” has the meaning set forth in Section 7.18(b).

1.79 “FiOS” has the meaning set forth in the Distribution Agreement.

1.80 “FiOS Intellectual Property Agreement” has the meaning set forth in the Distribution Agreement.

1.81 “FiOS Software License Agreement” has the meaning set forth in the Distribution Agreement.

1.82 “FiOS Trademark License Agreement” has the meaning set forth in the Distribution Agreement.

1.83 “Fort Wayne Data Center” has the meaning set forth in Section 7.24(c).

1.84 “Fully Diluted Number of Shares” means as of any date, the aggregate number of shares of Company Common Stock outstanding on such date (including any shares of restricted stock) assuming: (i) the prior exercise of all options and similar rights to purchase Company Common Stock; (ii) the prior conversion into, or exchange for, shares of Company Common Stock of all then issued and outstanding securities which are convertible into, or exchangeable for, shares of Company Common Stock; and (iii) the prior exercise of any similar subscription or other rights to acquire, or to cause the Company to issue, shares of Company Common Stock; provided, however, that notwithstanding the foregoing, “Fully Diluted Number of Shares” shall not prior to the occurrence of a Triggering Event (as defined in the Rights Plan) include shares of Company Common Stock issuable in connection with any exercise of rights to purchase Company Common Stock under the Rights Plan.

1.85 “GAAP” means United States generally accepted accounting principles.

1.86 “Governmental Authority” means any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over Verizon, Spinco or the Company, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

1.87 “Governmental Customer Contract” means any Contract to which a federal, state, county or municipal government, or any agency of any of the same, is party and pursuant to which the government or agency is the recipient of products or services.

1.88 “Group” means the Verizon Group or the Spinco Group, as the case may be.

1.89 “GTE” has the meaning set forth in the recitals hereto.

1.90 “Hazardous Material” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term that defines, lists, or classifies a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (b) oil, petroleum, or petroleum-derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any radioactive materials, (d) polychlorinated biphenyls, and (e) infectious waste.

1.91 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.92 “Identified Persons” has the meaning set forth in Section 7.12(a).

1.93 “Identified Persons Releasors” has the meaning set forth in Section 7.12(b).

1.94 “ILEC” has the meaning set forth in the Distribution Agreement.

1.95 “ILEC Spinco Holdings” has the meaning set forth in the recitals hereto.

1.96 “ILEC Spinco Subsidiaries” has the meaning set forth in the Distribution Agreement.

1.97 “Indebtedness” means all indebtedness for borrowed money, including the aggregate principal amount thereof, and any accrued interest thereon.

1.98 “Indemnification Payment” means any amount of Losses required to be paid pursuant to this Agreement.

1.99 “Indemnitee” means any Person entitled to indemnification under this Agreement.

1.100 “Indemnitor” means any person or entity required to provide indemnification under this Agreement.

1.101 “Intellectual Property Agreement” means the Intellectual Property Agreement to be entered into among Licensor, Spinco and the Company, in the form attached to the Distribution Agreement.

1.102 “Intellectual Property Rights” means all United States and foreign issued and pending patents, trademarks, service marks, slogans, logos, trade names, service names, Internet domain names, trade styles, trade dress and other indicia of origin, and all goodwill associated with any of the foregoing, copyrights, copyrightable works, trade secrets, know-how, processes, methods, designs, computer programs, plans, specifications, data, inventions (whether or not patentable or reduced to practice), improvements, confidential, business and other information and all intangible property, proprietary rights and other intellectual property, and all registrations, applications and renewals (including divisionals, continuations, continuations-in-part, reissues, renewals, registrations, re-examinations and extensions) for, and tangible embodiments of, and all rights with respect to, any of the foregoing.

1.103 “Internal Restructuring” has the meaning set forth in the recitals hereto.

1.104 “Internal Spinoff” and “Internal Spinoffs” have the meaning set forth in the recitals hereto.

1.105 “IRS” means the United States Internal Revenue Service or any successor agency thereto, including its agents, representatives and attorneys.

1.106 “IRS Ruling” means a private letter ruling from the IRS to the effect that (i) each Internal Spinoff will qualify as a distribution eligible for nonrecognition under Sections 355(a), 355(c) and/or 361(c) of the Code, as applicable; (ii) the Contribution, together with the Distribution, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iii) the Distribution will qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iv) neither Verizon nor any member of the Verizon Group will recognize gain or loss for federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange; (v) the Special Payment will qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Payment to its creditors and/or shareholders in connection with the transactions; and (vi) no gain or loss will be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares).

1.107 “IRS Submission” has the meaning set forth in Section 7.9(a).

1.108 “Joint Defense Agreement” has the meaning set forth in Section 7.26.

1.109 “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.110 “Leased Real Property” has the meaning set forth in the Distribution Agreement.

1.111 “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Person holds any Leased Real Property.

1.112 “Liabilities” has the meaning set forth in the Distribution Agreement.

1.113 “Licensor” means Verizon Patent and Licensing Inc.

1.114 “Liens” means all mortgages, deeds of trust, liens, security interests, pledges, capital leases, conditional sale contracts, sale-and-leaseback transactions, charges, hypothecations, assignments, easements, zoning restrictions, rights of way, deposit arrangements, purchase options, rights of first refusal and other encumbrances of every kind. For the avoidance of doubt, the license of Intellectual Property Rights shall not itself constitute a Lien.

1.115 “Losses” means any losses, liabilities, damages, deficiencies, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses and including the reasonable costs and expenses of investigating and defending any indemnification claim), including all Taxes resulting from indemnification payments hereunder, (1) reduced by the amount of insurance proceeds recovered from any Person with respect thereto (after deducting related costs and expenses) and (2) excluding any such losses, liabilities, damages, costs and expenses to the extent that the underlying liability or obligation is the result of any action taken or omitted to be taken by any Indemnitee.

1.116 “Material Adverse Effect” means, with respect to any business or Person, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) of such business or Person and its Subsidiaries, as applicable, taken as a whole, or that, directly or indirectly, prevents or materially impairs or delays the ability of such Person to perform its obligations under this Agreement; provided, however, that Material Adverse Effect shall not include facts, changes, developments, events, effects, conditions or occurrences (i) (A) generally affecting the rural, regional or nationwide wireline voice and data industry in the United States, including access line loss, regulatory and political developments and changes in Law or GAAP, or (B) generally affecting the economy or financial markets in the United States or the states where either Verizon operates the Spinco Business or the Company operates, (ii) resulting from the taking of any action required by this Agreement or the other Transaction Agreements in connection with the Merger; or (iii) resulting from any natural disaster, or any engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any act or acts of terrorism (in each case, so long as any such facts, changes, developments, events, effects, conditions or occurrences referenced in clause (i) or (iii) do not materially disproportionately impact such business or Person relative to others in the incumbent local exchange communications industry). Notwithstanding the foregoing, any fluctuation in the market price of such Person’s publicly traded common stock, separately and by itself, shall not be deemed to constitute or contribute to a Material Adverse Effect (it being understood that the foregoing shall not prevent a party from asserting that any fact, change, development, event, effect, condition or occurrence that may have contributed to such fluctuation in market price independently constitutes or contributes to a Material Adverse Effect).

1.117 “Material Company Owned Real Property” has the meaning set forth in Section 6.17(a).

1.118 “Materially Adverse Regulatory Condition” means any condition, obligation or restriction sought to be imposed on any of Spinco, any Spinco Subsidiary, Verizon, any Verizon Subsidiary or the Company or any Company Subsidiary in connection with obtaining a Telecommunications Regulatory Consent that, taken together with any other conditions or restrictions sought to be imposed to obtain any other Telecommunications Regulatory Consent, would reasonably be expected to be materially adverse to the Company, to Spinco or to Verizon (assuming for this purpose that the business, assets, properties and liabilities of each of (i) Verizon and all Verizon Subsidiaries and (ii) the Company and all Company Subsidiaries are comparable in size to those of Spinco and all Spinco Subsidiaries), disregarding for this purpose any condition or requirement on the Company or the Surviving Corporation (a) to make capital expenditures substantially consistent with the amounts and general categories of expenditures set forth in (x) the Company’s 2009 capital expenditure budget set forth in Section 7.1(h) of the Company Disclosure Letter or (y) Verizon’s 2009 capital expenditure budget for the Spinco Business set forth in Section 7.2(f) of the Spinco Disclosure Letter, (b) that is offered by the Company in its discretion at any time within nine months of the date hereof in an application for an order approving the transactions contemplated hereby or in any related filing or testimony made within nine months of the date hereof or (c) to abide by any written binding commitments made by Verizon or any Verizon Subsidiary with respect to the Spinco Business, or by the Company or any of its Subsidiaries, to any Governmental Authority prior to the date hereof.

1.119 “Merger” has the meaning set forth in Section 2.1.

1.120 “Merger Tax Opinion” has the meaning set forth in Section 7.9(d).

1.121 “Minimum Aggregate Consideration” means the number of shares of Company Common Stock that would equal 51% of the Fully Diluted Number of Shares of the Surviving Corporation immediately following the Merger.

1.122 “Minimum Aggregate Consideration Value” means the dollar value of a number of shares of Company Common Stock equal to the Minimum Aggregate Consideration, valued for this purpose using the Company Average Price.

1.123 “Network Element” means any port network device, computer, server or other processing device connected to or used in support of the public switched voice, data, digital subscriber line and other networks of the Spinco Business, to the extent such element is located in the Territory and is used primarily in the support of the Spinco Business.

1.124 “Network Element Software” means the Verizon Third Party Intellectual Property consisting of system software and any application software, in each case in the form and content it exists as of the Closing Date, as and to the extent installed on Network Elements owned or leased by Spinco or the Spinco Subsidiaries as of the Closing, certain of which software is listed on Section 1.124 of the Spinco Disclosure Letter along with the Network Elements in which they are installed, but excluding any application software (other than application software that has been specifically designed and dedicated for a Network Element and is required for a Network Element to perform its video, voice or data function) which is licensed pursuant to a Retained Contract that (i) is licensed by any Person other than the Network Element supplier or (ii) is identified on Section 1.124 (ii) of the Spinco Disclosure Letter.

1.125 “Non-ILEC Spinco Subsidiary” has the meaning set forth in the Distribution Agreement.

1.126 “Non-Statutory Intellectual Property” means all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), technical know-how, computer software documentation, database, drawings, designs, plans, business plans, product development and marketing plans, projections, engineering drawings and plans, network architecture drawings and plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and sales, pricing, and cost information, correspondence and notes; provided, however, that, notwithstanding anything to the contrary, the definition of “Non-Statutory Intellectual Property” shall not include any Statutory Intellectual Property.

1.127 “Notice Period” has the meaning set forth in Section 7.11(c)(i).

1.128 “NYSE” has the meaning set forth in Section 3.3(b).

1.129 “Order” means any decree, judgment, injunction, writ, ruling or other order of any Governmental Authority.

1.130 “Owned Real Property” has the meaning set forth in the Distribution Agreement.

1.131 “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

1.132 “Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

1.133 “Permitted Encumbrances” means (A) statutory Liens for Taxes that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (B) mechanics liens and similar Liens for labor, materials or supplies provided, incurred in the ordinary course of business for amounts which are not due and payable or are subject to dispute and with respect to which reserves have been established in accordance with GAAP; (C) zoning restrictions, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon; (D) easements, covenants, conditions, restrictions and other similar matters of record affecting title to any real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon; (E) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (F) Liens disclosed in the Company SEC Documents or the Spinco Financial Statements, as applicable.

1.134 “Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

1.135 “Proprietary Business Information” means any and all non-technical, non-public information included in the Non-Statutory Intellectual Property which is owned by Licensor or its U.S. Affiliates as of the Closing, after giving effect to the assignment contemplated by Section 2.1(a) of the Intellectual Property Agreement, and was used in the Spinco Business at any time during the 12 months prior to the Closing Date; provided, however, that Proprietary Business Information shall not include Spinco Customer Listing Data (as defined in the Intellectual Property Agreement).

1.136 “Proxy Statement/Prospectus” means the letters to Company stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to Company stockholders in connection with the Merger and the transactions contemplated by this Agreement and any additional soliciting material or schedules required to be filed with the SEC in connection therewith, and that may be included in the Company Registration Statement, it being understood that it is possible that the Company Registration Statement will not be declared effective and mailed to the Verizon stockholders substantially contemporaneously with the mailing of the Proxy Statement/Prospectus to the Company stockholders, and, if it is not so contemporaneously mailed to the Verizon stockholders, the prospectus included in the Company Registration Statement at the time of its mailing to the Verizon stockholders may be different than the Proxy Statement/Prospectus mailed to the Company stockholders. This Proxy Statement/Prospectus shall not incorporate any disclosure by reference to any other filings with the SEC.

1.137 “Realignment” has the meaning set forth in Section 7.24.

1.138 “Real Property Interests” means all easements, rights of way, and licenses in the real property of Spinco that are used primarily in the operation of the Spinco Business, and excluding all Spinco Owned Real Property and property and interests subject to Spinco Leases and Spinco Subleases.

1.139 “Record Date” has the meaning set forth in the Distribution Agreement.

1.140 “Redactable Information” has the meaning set forth in Section 7.9(a).

1.141 “Registration Statements” means the Company Registration Statement and the Spinco Registration Statement.

1.142 “Regulation S-K” means Regulation S-K promulgated under the Exchange Act.

1.143 “Regulatory Law” has the meaning set forth in Section 7.6(h).

1.144 “Required Payment Amount” means the aggregate amount, if any, of all amounts required to be paid, refunded, deferred, escrowed, or foregone pursuant to an order, settlement agreement or otherwise (including in the form of any contribution or transfer of Assets or assumption or retention of Liabilities, measured at fair market value and assuming the maximum amount of any contingent amount is paid or foregone and the full amount of any deferred, contingent or escrowed amount is not received) by Verizon or its Subsidiaries, other than post-Closing obligations of Spinco or any Spinco Subsidiary, as a condition to obtaining any consent of any Governmental Authority in the Territory required to consummate the Distribution or the Merger or to complying with any order approving the Distribution and the Merger.

1.145 “Requisite Approval” has the meaning set forth in Section 6.22.

1.146 “Restraint” has the meaning set forth in Section 8.1(h).

1.147 “Retained Contract” has the meaning set forth in the Distribution Agreement.

1.148 “Retained Customer Accounts” has the meaning set forth in the Distribution Agreement.

1.149 “Rights Plan” means the stockholder rights plan described in the Rights Agreement, dated as of March 6, 2002, between the Company and Mellon Investor Services LLC, as amended.

1.150 “Ruling Request” has the meaning set forth in Section 7.9(a).

1.151 “Sarbanes-Oxley Act” has the meaning set forth in Section 6.4(c).

1.152 “SEC” means the U.S. Securities and Exchange Commission.

1.153 “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

1.154 “Settlement Requirements” has the meaning set forth in Section 10.4(a).

1.155 “Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

1.156 “Software License Agreement” means the Software License Agreement to be entered into between an Affiliate of Verizon, Spinco and the Company, in the form attached to the Distribution Agreement.

1.157 “Solvency Opinion” has the meaning set forth in Section 8.1(k).

1.158 “Special Payment” has the meaning set forth in the Distribution Agreement.

1.159 “Special Payment Financing” has the meaning set forth in Section 7.18(a).

1.160 “Specified Contract” has the meaning set forth in Section 7.6(j).

1.161 “Spinco” has the meaning set forth in the Preamble hereto.

1.162 “Spinco Assets” has the meaning set forth in the Distribution Agreement.

1.163 “Spinco Benefit Agreements” has the meaning set forth in Section 5.12(a).

1.164 “Spinco Benefit Plans” has the meaning set forth in Section 5.12(a).

1.165 “Spinco Business” has the meaning set forth in the Distribution Agreement.

1.166 “Spinco Business Employees” has the meaning set forth in Section 5.12(a).

1.167 “Spinco Closing Equity Value” means the amount equal to the sum of (A) $5.247 billion plus (B) the Required Payment Amount, if any.

1.168 “Spinco Common Stock” means the common stock, par value $0.01 per share, of Spinco.

1.169 “Spinco Disclosure Letter” has the meaning set forth in the first paragraph of Article V.

1.170 “Spinco Financial Statements” has the meaning set forth in Section 5.4(a).

1.171 “Spinco Group” means Spinco and the Spinco Subsidiaries.

1.172 “Spinco Leases” has the meaning set forth in Section 5.18(b).

1.173 “Spinco Liabilities” has the meaning set forth in the Distribution Agreement.

1.174 “Spinco Licenses” has the meaning set forth in Section 5.19(a).

1.175 “Spinco Material Contracts” has the meaning set forth in Section 5.15(a).

1.176 “Spinco Owned Real Property” means all Owned Real Property of Spinco or Spinco Subsidiaries after giving effect to the Contribution.

1.177 “Spinco Registration Statement” means any registration statement on Form S-1 or such other form, if any, as may be required by the Securities Act to be filed by Spinco with the SEC to effect the registration under the Securities Act of the issuance of the shares of Spinco Common Stock to be issued in the Distribution; any registration statement on Form 10 or such other form, if any, as may be required by the Exchange Act to be filed by Spinco with the SEC to effect the registration of the Spinco Common Stock pursuant to the requirements of the SEC’s Staff Legal Bulletin No. 4; and/or any such other form as may be permitted or required to be filed by the SEC in connection with the issuance or distribution of the Spinco Common Stock (in each case, as amended and supplemented from time to time).

1.178 “Spinco Securities” has the meaning set forth in the Distribution Agreement.

1.179 “Spinco Stockholder Approval” has the meaning set forth in Section 5.16.

1.180 “Spinco Subleases” has the meaning set forth in Section 5.18(b).

1.181 “Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco immediately following the Contribution.

1.182 “Spinco Value Shortfall” means the amount, if any, by which (i) the Minimum Aggregate Consideration Value exceeds (ii) the Spinco Closing Equity Value.

1.183 “Spinco Voting Debt” has the meaning set forth in Section 5.2(c).

1.184 “Spinco’s Knowledge” has the meaning set forth in Section 11.13.

1.185 “State PUC Application” has the meaning set forth in Section 7.6(b).

1.186 “State Regulators” has the meaning set forth in Section 5.19(a).

1.187 “Statutory Intellectual Property” means all (i) United States patents and patent applications of any kind, (ii) United States works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, (iii) Trademarks, and (iv) any rights or licenses in the foregoing.

1.188 “Subsidiary” means, with respect to any Person (but subject to the proviso in the definition of Affiliate), a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

1.189 “Surviving Corporation” has the meaning set forth in Section 2.1.

1.190 “Surviving Corporation Indemnitees” means the Surviving Corporation, each Affiliate of the Surviving Corporation (including all Subsidiaries of the Surviving Corporation) and their respective directors, officers, agents and employees.

1.191 “Surviving Corporation Releasors” has the meaning set forth in Section 7.12(b).

1.192 “Tariffs” has the meaning set forth in Section 7.6(j).

1.193 “Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, required deposits, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property (including real, personal or intangible), sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties or additions attributable thereto; (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto (including pursuant to U.S. Treasury Regulation § 1.1502-6); and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

1.194 “Tax-Free Status of the Transactions” means each of the intended tax consequences specified in the eleventh recital hereto.

1.195 “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

1.196 “Tax Sharing Agreement” means the Tax Sharing Agreement entered into on the date hereof, among Verizon, the Company, Spinco and the ILEC Spinco Subsidiaries, as such agreement may be amended from time to time.

1.197 “Taxing Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

1.198 “Telecommunications Regulatory Consents” has the meaning set forth in Section 7.6(c).

1.199 “Termination Date” means the date, if any, on which this Agreement is terminated pursuant to Section 9.1.

1.200 “Territory” has the meaning set forth in the Distribution Agreement.

1.201 “Third Party Claim” has the meaning set forth in Section 10.4(a).

1.202 “Transaction Agreements” means this Agreement, the Distribution Agreement, the Cutover Plan Support Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Software License Agreement, the FiOS Intellectual Property Agreement, the FiOS Software License Agreement, the FiOS Trademark License Agreement, the Joint Defense Agreement and the Tax Sharing Agreement.

1.203 “Trademarks” means trademarks, tradenames, applications for trademark registration, service marks, applications for service mark registration, domain names, registrations and applications for registrations pertaining thereto, and all goodwill associated therewith.

1.204 “Transferred Affiliate Arrangement” has the meaning set forth in the Distribution Agreement.

1.205 “U.S. Affiliate” means any Affiliate of Verizon that is incorporated in and operates solely in the United States, but specifically excluding Verizon Wireless and any of its Subsidiaries.

1.206 “Verizon” has the meaning set forth in the Preamble hereto.

1.207 “Verizon Approvals” has the meaning set forth in Section 4.2(c).

1.208 “Verizon Common Stock” means the common stock, par value $0.10 per share, of Verizon.

1.209 “Verizon Disclosure Letter” has the meaning set forth in the first paragraph of Article IV.

1.210 “Verizon Group” means Verizon and the Verizon Subsidiaries.

1.211 “Verizon Indemnitees” means Verizon, each Affiliate of Verizon (including all Verizon Subsidiaries) and their respective directors, officers, agents and employees.

1.212 “Verizon Interconnection Agreements” has the meaning set forth in Section 7.6(k).

1.213 “Verizon IP Consent” means any authorizations, approvals, consents or waivers required by any Person, other than Verizon or any of its Subsidiaries, pursuant to their Contract rights (including any right to receive upgrades or maintenance, support or similar services, if any) in respect of any Verizon Third Party Intellectual Property in connection with the consummation by Verizon and its Subsidiaries of the transactions contemplated by the Distribution Agreement or this Agreement.

1.214 “Verizon IP Consent Costs” has the meaning set forth in Section 7.8(b).

1.215 “Verizon Subsidiaries” means all direct and indirect Subsidiaries of Verizon immediately after the Distribution Date, assuming that the Distribution has occurred in accordance with the Distribution Agreement.

1.216 “Verizon Tax Counsel” means Debevoise & Plimpton LLP.

1.217 “Verizon Third Party Consents” means the authorizations, approvals, consents or waivers required by any Person, other than Verizon or any of its Subsidiaries, pursuant to their Contract rights (other than authorizations, approvals, consents or waivers in respect of any Verizon Third Party Intellectual Property or constituting Telecommunications Regulatory Consents or other consents in respect of telecommunications regulatory matters) in connection with the consummation by Verizon and its Subsidiaries of the transactions contemplated by the Distribution Agreement or this Agreement.

1.218 “Verizon Third Party Intellectual Property” means any and all Intellectual Property Rights owned by any Person other than Verizon or any of its Subsidiaries, that is used or held for use in the conduct of the Spinco Business, without regard as to whether Verizon or any of its Subsidiaries has any rights therein or the right to assign such rights to Spinco or the Spinco Subsidiaries.

1.219 “Verizon Wireless” means Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership.

1.220 “Video Transport Service Agreement” has the meaning set forth in Section 7.22.

1.221 “Volume Commitments” has the meaning set forth in Section 7.6(j).

1.222 “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law, regulation or ordinance.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Spinco shall be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Spinco shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Spinco in accordance with the DGCL and upon the terms set forth in this Agreement.

2.2 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place, subject to Section 7.18, no later than 2:00 p.m., prevailing eastern time, on the last Business Day of the month in which, on such last Business Day, the conditions set forth in Article VIII (other than those that are to be satisfied by action at the Closing) are satisfied or, to the extent permitted by applicable Law, waived (but in any event not earlier than the last Business Day of April 2010), unless otherwise agreed upon in writing by the parties (the “Closing Date”), at the offices of counsel to Verizon or such other location as may be agreed upon in writing by the parties.

2.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time.”

2.4 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Spinco shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Spinco shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation and applicable Law.

(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law.

2.6 Directors and Officers of the Surviving Corporation. Subject to Section 7.17, the directors of the Company at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.7 Potential Restructuring of Transactions. If, prior to the date on which the Company intends to commence solicitation of proxies for use at the Company Stockholders Meeting, the IRS notifies Verizon that the IRS will not issue the IRS Ruling in whole or in part, then, during the ensuing 30-day period, the parties will collaborate reasonably and in good faith in order to determine a possible alternative structure for the transactions contemplated hereby that the parties determine, with the assistance of their respective tax advisors, will either make likely the receipt from the IRS of the IRS Ruling or eliminate the necessity for an IRS Ruling, in either case, without (a) substantially increasing the costs to any party associated with the transactions contemplated hereby, (b) causing the performance of the covenants and agreements of any party hereunder to become substantially more burdensome, (c) substantially increasing the regulatory or other consents or approvals required to consummate the transactions contemplated hereby, or (d) otherwise resulting in any substantial impediment to the consummation of the transactions contemplated hereby. In the event the parties reasonably, and in good faith, agree upon such an alternative structure, they shall be obligated, as soon as practicable thereafter, to modify the covenants and agreements set forth in this Agreement and the other Transaction Agreements accordingly to reflect the change in transaction structure referenced in the immediately preceding sentence. In furtherance of the foregoing, each of the parties shall take all action reasonably necessary to modify the Ruling Request to reflect the transactions as so modified and effectuate the change in transaction structure contemplated by this Section 2.7, and each such party shall use all commercially reasonable efforts to cause the transactions contemplated hereby, as so modified, to be consummated as soon as practicable thereafter. To the extent that the filing or effectiveness of the materials necessary for the solicitation of proxies for use at the Company Stockholders Meeting is delayed in order to afford the parties the time necessary to obtain a response with respect to the IRS Ruling such delay will be deemed to not constitute, nor constitute any basis for a claim of, a breach of the Company’s covenants under Article VII hereof or otherwise. The parties acknowledge that, subject to the limitations set forth in Section 2.4(d) of the Distribution Agreement, Verizon may elect pursuant to Section 2.4(d) of the Distribution Agreement to change the structure of certain transactions contemplated in the recitals hereto and to make amendments to this Agreement in order to reflect such changes.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Spinco, the Company or any holder of any Spinco Common Stock or Company Common Stock:

(a) All of the shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(b)) shall be automatically converted into an aggregate number of duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock equal to the quotient of (x) the Spinco Closing Equity Value divided by (y) the Company Average Price (the “Aggregate Merger Consideration”); provided, however, that to the extent the Aggregate Merger Consideration would be less than the Minimum Aggregate Consideration, then (i) the Minimum Aggregate Consideration shall be used in place of the Aggregate Merger Consideration and (ii) Verizon shall, at its option, either make a payment in cash to the Surviving Corporation on the Closing Date equal to the Spinco Value Shortfall or reduce the aggregate amount of the Spinco Securities and/or the Special Payment by the Spinco Value Shortfall. In connection with the foregoing, no later than three Business Days prior to the Effective Time, Verizon and Spinco shall deliver to the Company a statement (the “Closing Statement”), certified by an officer of Verizon and accompanied by reasonable supporting detail, setting forth the amount of, and identifying, all Distribution Date Spinco Indebtedness. Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into a number of shares of Company Common Stock equal to (1) the Aggregate Merger Consideration (or, if applicable, the Minimum Aggregate Consideration) divided by (2) the aggregate number of shares of Spinco Common Stock issued and outstanding as of immediately prior to the Effective Time (the “Per Share Merger Consideration”).

(b) Each share of Spinco Common Stock held by Spinco as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(c) Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(d) Each share of Company Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

3.2 Distribution of Per Share Merger Consideration.

(a) Agent. Prior to or at the Effective Time, the Company shall deposit with the Agent (as defined in the Distribution Agreement), for the benefit of persons entitled to receive shares of Spinco Common Stock in the Distribution and for distribution in accordance with this Article III, through the Agent, certificates or book-entry authorizations representing the shares of Company Common Stock (such shares of Company Common Stock being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of Spinco Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the Company Common Stock contemplated to be issued pursuant to Section 3.1 from the shares of Company Common Stock held in the Distribution Fund. If the Company deposits such shares into the Distribution Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to the Company. The Distribution Fund shall not be used for any other purpose.

(b) Distribution Procedures. At the Effective Time, all shares of Spinco Common Stock shall be converted into shares of Company Common Stock pursuant to, and in accordance with the terms of, this Agreement, immediately following which the Agent shall distribute on the same basis as the shares of Spinco Common Stock would have been distributed in the Distribution and to the persons entitled to receive Spinco Common Stock in the Distribution, in respect of the outstanding shares of Verizon Common Stock held by holders of record of Verizon Common Stock on the Record Date, all of the shares of Company Common Stock into which the shares of Spinco Common Stock that otherwise would have been distributed in the Distribution have been converted pursuant to the Merger. Each person entitled to receive Spinco Common Stock in the Distribution shall be entitled to receive in respect of the shares of Spinco Common Stock otherwise distributable to such person a certificate or book-entry authorization representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to this Article III (and cash in lieu of fractional shares of Company Common Stock, as contemplated by Section 3.3) (and any dividends or distributions pursuant to Section 3.2(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Company Common Stock held by it from time to time hereunder. The Company agrees that, from and after the Effective Time, those holders of record of Verizon Common Stock who have become holders of record of Company Common Stock by virtue of the Distribution and the Merger shall be holders of record of Company Common Stock for all purposes for so long as they hold such Company Common Stock.

(c) Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid with respect to any shares of Company Common Stock that have not been distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of Company Common Stock, there shall be paid to the record holder of such shares of Company Common Stock, without interest (i) at the time of such distribution, the amount of cash payable in lieu of fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Company Common Stock.

(d) No Further Ownership Rights in Spinco Common Stock. All shares of Company Common Stock issued in respect of shares of Spinco Common Stock (including any cash paid pursuant to Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Spinco Common Stock.

(e) Termination of Distribution Fund. Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former stockholders of Spinco on the one-year anniversary of the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of Spinco who have not received shares of Company Common Stock in accordance with this Article III shall thereafter look only to the Company for payment of their claim for shares of Company Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to such Company Common Stock (subject to any applicable abandoned property, escheat or similar Law). If and to the extent the Company does not receive the Distribution Fund from the Agent, the former stockholders of Spinco shall look only to the Agent to complete the transfer or payment.

(f) No Liability. None of Spinco, the Surviving Corporation or the Agent shall be liable to any holder of shares of Spinco Common Stock or any holder of shares of Verizon Common Stock for any shares of Company Common Stock (or dividends or distributions with respect thereto or with respect to shares of Spinco Common Stock) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of capital stock of Spinco that were outstanding immediately prior to the Effective Time.

(h) Withholding Rights. Spinco, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Spinco Common Stock such amounts as they determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.

3.3 Fractional Shares.

(a) No fractional shares of Company Common Stock shall be issued in the Merger and no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share interests and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of the Company.

(b) As promptly as practicable following the Effective Time, the Agent shall determine the excess of (x) the number of shares of Company Common Stock delivered to the Agent by the Company pursuant to Section 3.2(a) over (y) the aggregate number of whole shares of Company Common Stock to be distributed in respect of shares of Spinco Common Stock pursuant to Section 3.2(b) (such excess, the “Excess Shares”). As soon after the Effective Time as practicable, the Agent, as agent for the applicable holders, shall sell the Excess Shares at the then prevailing prices on the New York Stock Exchange (the “NYSE”), in the manner provided in paragraph (c) of this Section 3.3.

(c) The sale of the Excess Shares by the Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of any such sale or sales have been distributed in respect of such shares of Spinco Common Stock, the Agent will hold such proceeds in trust for the applicable holders. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Surviving Corporation shall pay the Agent’s compensation and expenses in connection with such sale or sales. The Agent shall determine the portion of such net proceeds to which each applicable holder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Spinco Common Stock is entitled (after taking into account all shares of Spinco Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Spinco Common Stock are entitled.

(d) As soon as practicable after the determination of the amount of cash, if any, to be paid in respect of Spinco Common Stock with respect to any fractional share interests, the Agent shall pay such amounts to the applicable holders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VERIZON

Except as disclosed in the corresponding section of the Disclosure Letter delivered by Verizon to the Company immediately prior to the execution of this Agreement (the “Verizon Disclosure Letter”), Verizon hereby represents and warrants to the Company as follows:

4.1 Organization; Qualification. Verizon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Verizon and its Subsidiaries has all requisite corporate power and authority to own, lease and operate the Spinco Assets. Each of the Contributing Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the Spinco Assets or the nature of the Spinco Business operated by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

4.2 Corporate Authority; No Violation.

(a) Verizon has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is or as of the Effective

Time will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Verizon of this Agreement and each other Transaction Agreement to which it is or as of the Effective Time will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Verizon, except for such further action of the Board of Directors of Verizon required to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Board of Directors of Verizon (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Distribution Agreement). This Agreement has been duly executed and delivered by Verizon and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Verizon, enforceable against Verizon in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement to which Verizon or one of its Subsidiaries is a party will have been duly executed and delivered by Verizon or such Subsidiary and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of Verizon or such Subsidiary, as applicable, enforceable against Verizon or such Subsidiary, as applicable, in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) Neither the execution and delivery by Verizon of this Agreement and other Transaction Agreements to which it is or as of the Effective Time will be a party nor the consummation by Verizon of the transactions contemplated hereby or thereby, or performance by Verizon of any of the provisions hereof or thereof, will (i) violate or conflict with any provisions of Verizon’s certificate of incorporation or bylaws; (ii) assuming the consents and approvals contemplated by Section 4.2(c) are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which Verizon or any of its Subsidiaries is a party or by which Verizon or any of its Subsidiaries is bound or affected; (iii) result in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which Verizon or any of its Subsidiaries (including Spinco and its Subsidiaries) is a party or by which Verizon or its Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 4.2(c) are obtained, violate or conflict with any Order or Law applicable to Verizon or any of its Subsidiaries (including Spinco and its

Subsidiaries), or any of the properties, business or assets of any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(c) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act and applicable rules and regulations thereunder and the rules, regulations, written policies, instructions and orders of the FCC (the “FCC Rules”), (vi) approvals required in connection with the transfer of Real Property Interests and the assignment or novation of Governmental Customer Contracts and (vii) the approvals set forth on Section 4.2(c) of the Verizon Disclosure Letter (the approvals contemplated by clauses (i) through (vii), collectively, the “Verizon Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Verizon or Spinco or any of the Contributing Companies of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business. Notwithstanding the foregoing, although the approvals set forth in Section 4.2(c) of the Verizon Disclosure Letter constitute all those authorizations, consents, approvals and filings that Verizon reasonably believes, as of the date of this Agreement, are necessary to obtain or make prior to consummation of the transactions contemplated by this Agreement, additional State Regulators or other Governmental Authorities not set forth in Section 4.2(c) of the Verizon Disclosure Letter may require or seek to require Verizon to obtain authorizations, consents or approvals, or make filings, prior to consummation of the transactions contemplated by this Agreement, and if such additional authorizations, consents, approval or filings are required, Verizon’s representations and warranties in this Section 4.2(c) shall not be deemed to have failed to be true and correct on account of such requirement with respect to authorizations, consents, approvals or filings not set forth in Section 4.2(c) of the Verizon Disclosure Letter.

4.3 Information Supplied. All documents that Verizon or any Verizon Subsidiary is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby and by each other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All information supplied or to be supplied by Verizon or any Verizon Subsidiary in any document, other than the Proxy Statement/Prospectus or the Registration Statements (which are addressed in Section 5.8 hereof), filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.

4.4 Brokers or Finders. Other than any arrangement that may be entered into after the date hereof (which shall be the exclusive liability and obligation of Verizon and not any other party hereto), the material terms of which shall be disclosed to the Company, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Verizon or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or other Transaction Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF VERIZON AND SPINCO

Except as disclosed in the corresponding section of the Disclosure Letter delivered by Spinco to the Company immediately prior to the execution of this Agreement (the “Spinco Disclosure Letter”), Verizon and Spinco, jointly and severally, represent and warrant to the Company as follows:

5.1 Organization, Qualification.

(a) Spinco and each of the Spinco Subsidiaries (i) is, or on the date of its incorporation will be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has, or will have, all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted or as proposed to be conducted, and (iii) is, or will be, duly qualified and licensed to do business and is, or will be, in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business. The copies of the Spinco certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or other similar organizational documents) of each Spinco Subsidiary previously made available to the Company are complete and correct copies of such documents as in full force and effect on the date hereof.

(b) Section 5.1(b) of the Spinco Disclosure Letter sets forth a list of the Spinco Subsidiaries and their respective jurisdictions of incorporation or organization.

5.2 Capital Stock and Other Matters.

(a) Spinco is a direct, wholly-owned Subsidiary of Verizon, and, as of the Effective Time, shall own or hold no assets (other than the capital stock of the Spinco Subsidiaries and any rights held in connection with the Special Payment Financing, the Spinco Securities, this Agreement or any other Transaction Agreement).

(b) As of the date hereof, the authorized capital stock of Spinco consists of 1,000 shares of Spinco Common Stock, and 1,000 shares of Spinco Common Stock are issued and outstanding. No shares of Spinco Common Stock are held by Spinco in its treasury. All of the issued and outstanding shares of Spinco Common Stock are, and immediately prior to the Effective Time will be, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) No bonds, debentures, notes or other indebtedness of Spinco or any of the Spinco Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote (“Spinco Voting Debt”) are, or at the Distribution Date will be, issued or outstanding.

(d) Except in connection with the Merger or as otherwise provided for in the Transaction Agreements, there are not, and immediately prior to the Effective Time there will not be, any outstanding securities, options, warrants, convertible securities, calls, rights, commitments or Contracts of any kind to which Spinco or any Spinco Subsidiary is a party or by which any of them is bound obligating Spinco or any Spinco Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Spinco Voting Debt or other voting securities of Spinco or any Spinco Subsidiary or obligating Spinco or any Spinco Subsidiary to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment or Contract.

(e) There are not, and immediately prior to the Effective Time there will not be, any stockholder agreements, voting trusts or other Contracts (other than the Distribution Agreement) to which Spinco is a party or by which it is bound relating to voting or transfer of any shares of capital stock of Spinco or the Spinco Subsidiaries.

5.3 Corporate Authority; No Violation.

(a) Spinco has the corporate power and authority to enter into this Agreement and each of Spinco and each Spinco Subsidiary has the corporate power and authority to enter into each other Transaction Agreement to which it is, or as of the Effective Time will be, a party, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Spinco of this Agreement and by Spinco and each applicable Spinco Subsidiary of each other Transaction Agreement to which it is or as of the Effective Time will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Spinco and the Spinco Subsidiaries, except for such further action by the Board of Directors of Spinco required to effect the reclassification of the Spinco Common Stock, the distribution of the Spinco Securities to Verizon and the payment of the Special Payment, each as contemplated by the Distribution Agreement.

(b) This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of immediately prior to the Effective Time, each other Transaction Agreement to which Spinco or any Spinco Subsidiary is a party will have been duly executed and delivered by Spinco or the applicable Spinco Subsidiary and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of Spinco or the applicable Spinco Subsidiary, enforceable against Spinco or the applicable Spinco Subsidiary in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) Neither the execution and delivery by Spinco of this Agreement and by Spinco and each applicable Spinco Subsidiary of each other Transaction Agreement to which Spinco or the applicable Spinco Subsidiary is, or as of the Effective Time will be, a party, nor the consummation by Spinco or the applicable Spinco Subsidiary of the transactions contemplated hereby or thereby, or performance by Spinco or the applicable Spinco Subsidiary of the provisions hereof or thereof, will (i) violate or conflict with any provision of Spinco’s or the applicable Spinco Subsidiary’s certificate of incorporation or bylaws (or other similar organizational documents); (ii) assuming the consents and approvals referred to in Section 5.3(d) are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract which, if it existed on the Distribution Date, would constitute a Spinco Asset; (iii) result in the creation of a Lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock or capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which Spinco or any Spinco Subsidiary is a party or by which Spinco or any Spinco Subsidiary or any of the Spinco Assets is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 5.3(d) are obtained, violate or conflict with any Order or Law applicable to Spinco or any Spinco Subsidiary, or any of the properties, businesses or assets of any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(d) Other than the Verizon Approvals, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Spinco or any Spinco Subsidiary of the transactions contemplated by this Agreement and the other Transaction Agreements to which Spinco or any Spinco Subsidiary is a party, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

5.4 Financial Statements.

(a) Verizon and Spinco have previously made available to the Company complete and correct copies of the audited combined Statements of Selected Assets, Selected Liabilities and Parent Funding of the local exchange businesses and related landline activities of Verizon in the Territory (including Internet access and certain long distance services provided to customers in those states) for the fiscal years ended December 31, 2007 and 2008, and the related audited combined statements of income, cash flows and parent funding for the fiscal years ended December 31, 2006, 2007 and 2008, including the notes thereto (collectively, the “Spinco Financial Statements”).

(b) The Spinco Financial Statements fairly present in all material respects, and any other financial statements prepared and delivered in accordance with Section 7.3(h) or Section 7.16 will fairly present in all material respects, the financial position of the Spinco Business as of the respective dates thereof, and the results of operations and changes in cash flows, changes in parent funding or other information included therein for the respective periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments. The Spinco Financial Statements and such other financial statements have been or will be prepared in accordance with GAAP, applied on a consistent basis, except as otherwise noted therein.

(c) As of the date hereof, neither Spinco nor any of the Spinco Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

(d) Except as set forth in the Spinco Financial Statements, since December 31, 2008, Verizon and its Subsidiaries conducting the Spinco Business have not incurred any liabilities or obligations arising from the Spinco Business that are of a nature that would be required to be disclosed on a combined balance sheet prepared consistently with the Spinco Financial Statements or in the notes thereto prepared in conformity with GAAP, other than liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

5.5 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or the other Transaction Agreements, since December 31, 2008, the Spinco Business has been conducted in the ordinary course, consistent with past practice, and there has not been any state of facts, change, development, event, effect, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business. From December 31, 2008 to the date hereof, none of Verizon, Spinco or any of their respective Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 7.2 if taken without the Company’s consent after the date hereof.

5.6 Investigations; Litigation.

(a) There is no material investigation or review pending (or, to Spinco’s Knowledge, threatened) by any Governmental Authority (including, for this purpose only, the Universal Service Administrative Company and any other administrators designated by the FCC or a State Regulator) with respect to Spinco or any of the Spinco Subsidiaries, or with respect to Verizon or any Verizon Subsidiary relating to the Spinco Business.

(b) There are no actions, suits, grievances, arbitrations, investigations or proceedings pending (or, to Spinco’s Knowledge, threatened) against or affecting Spinco or any of the Spinco Subsidiaries or any of their respective properties or otherwise affecting the Spinco Business at law or in equity before, and there are no Orders of any Governmental Authority, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

5.7 Compliance with Laws. The Subsidiaries of Verizon conducting the Spinco Business are and since January 1, 2006 have been, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws applicable to such Subsidiaries of Verizon or any of their respective properties or assets or otherwise affecting the Spinco Business, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business. Notwithstanding anything contained in this Section 5.7, no representation or warranty shall be deemed to be made in this Section 5.7 in respect of environmental, Tax, employee benefits, labor or communications Laws matters, which are the subject of the representations and warranties made in Sections 5.10, 5.11, 5.12, 5.13 and 5.19 of this Agreement, respectively.

5.8 Proxy Statement/Prospectus; Registration Statements. None of the information regarding Verizon or its Subsidiaries, Spinco or the Spinco Subsidiaries, or the Spinco Business, or the transactions contemplated by this Agreement or any other Transaction Agreement that is provided by Verizon or Spinco or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statements, at the time such registration statement becomes effective, at the time of the Company Stockholders Meeting (in the case of the Company Registration Statement), at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Spinco Registration Statement will comply in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by Verizon or Spinco with respect to information provided by the Company specifically for inclusion in, or incorporation by reference into, the Spinco Registration Statement.

5.9 Information Supplied. All documents that Spinco or any Spinco Subsidiary is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All information supplied or to be supplied by Spinco or any Spinco Subsidiary in any document, other than the Proxy Statement/Prospectus and the Registration Statements, which are addressed in Section 5.8, filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.

5.10 Environmental Matters.

(a) All material Environmental Permits required pursuant to any Environmental Law for operation of the Spinco Business (i) have been obtained by the Subsidiaries of Verizon conducting the Spinco Business and (ii) are currently in full force and effect. Subsidiaries of Verizon conducting the Spinco Business are in material compliance with all material Environmental Permits required pursuant to any Environmental Law for operation of the Spinco Business.

(b) To Spinco’s Knowledge, the Subsidiaries of Verizon conducting the Spinco Business are, and at the Effective Time Spinco and each of the Spinco Subsidiaries will be, in material compliance with all applicable Environmental Laws with respect to the Spinco Business. To Spinco’s Knowledge, there are no events, conditions, circumstances, activities, practices or incidents related to the Spinco Business which have given, or would reasonably be likely to give, rise to any Environmental Claim that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(c) There is no civil, criminal or administrative action, suit, demand, Environmental Claim, hearing, notice, or demand letter, notice of violation, investigation or proceeding pending or, to Spinco’s Knowledge, threatened against the Subsidiaries of Verizon conducting the Spinco Business related to any Environmental Permit or any applicable Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(d) To Spinco’s Knowledge, the Subsidiaries of Verizon conducting the Spinco Business have not generated, stored, used, emitted, discharged or disposed of any Hazardous Material in the conduct of the Spinco Business except in material compliance with applicable Environmental Law. To Spinco’s Knowledge, Verizon and its Subsidiaries have made available to the Company for its review copies of those reports, audits, studies or analyses in their possession, custody or control that are material to the representations made in this Section 5.10.

(e) The Subsidiaries of Verizon conducting the Spinco Business (i) have not, within the past seven years, received any written request for information, and have not been notified that they are a potentially responsible party, under the Comprehensive Environmental Response, Compensation or Liability Law in connection with the conduct of the Spinco Business and (ii) to Spinco’s Knowledge, have not, within the past seven years, been, and are not reasonably expected to be, subject to liability for any Environmental Claim arising under or pursuant to such Laws in connection with the conduct of the Spinco Business.

5.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco or the Spinco Business, (i) all Tax Returns relating to the Spinco Business required to be filed have been filed, (ii) all such Tax Returns are true and correct in all respects as filed or have been subsequently amended to make such Tax Returns true and correct and not further amended, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) relating to the Spinco Business required to be paid, have been timely paid in full, (iv) all Taxes relating to the Spinco Business for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly accrued for in the Spinco Financial Statements and other books and records of Spinco and (v) Verizon and the Subsidiaries of Verizon conducting the Spinco Business have duly and timely withheld all Taxes required to be withheld in respect of the Spinco Business and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Spinco Business or any Subsidiary of Verizon conducting the Spinco Business that will be transferred to Spinco, and no power of attorney with respect to any such Taxes, has been filed or entered into with any Taxing Authority.

(c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Spinco Business or any Subsidiary of Verizon conducting the Spinco Business that will be transferred to Spinco, as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Spinco Business or any Subsidiary of Verizon conducting the Spinco Business that will be transferred to Spinco may be liable with respect to income or other material Taxes which has not been fully paid or finally settled.

(d) No Subsidiary of Verizon conducting the Spinco Business (i) is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which Verizon is the common parent corporation) or has any potential liability for Taxes of another Person (other than Verizon or any of the Verizon Subsidiaries) under Treasury Regulations § 1.1502-6 or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.

(e) None of the Spinco Assets is subject to any Tax lien (other than liens for Taxes that are not yet due and payable).

(f) Section 5.11(f) of the Spinco Disclosure Letter lists, as of the date hereof, all foreign jurisdictions in which any Subsidiary of Verizon conducting the Spinco Business files a material Tax Return.

(g) No Subsidiary of Verizon conducting the Spinco Business has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(h) No Subsidiary of Verizon conducting the Spinco Business has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (other than the Distribution or any Internal Spinoff) qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i) No Subsidiary of Verizon conducting the Spinco Business does so through, and no Spinco Assets are held by, a partnership, limited liability company treated as a partnership for tax purposes, or any other flow-through entity that, in each case, is not wholly-owned by Verizon or wholly-owned by Subsidiaries of Verizon.

(j) None of Verizon or any Subsidiary of Verizon conducting the Spinco Business has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent the Tax-Free Status of the Transactions.

(k) No Subsidiary of Verizon conducting the Spinco Business has engaged in any listed transaction, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code.

(l) At the Effective Time, Spinco will not be and will not have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.12 Benefit Plans.

(a) Section 5.12(a)(i) of the Spinco Disclosure Letter lists, as of the date hereof, each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other benefit, bonus, incentive, deferred compensation, stock option (or other equity-based compensation), severance, retention, change in control, welfare (including post-retirement medical and life insurance), fringe benefit and similar plans, programs, policies and arrangements, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be maintained or contributed to by Verizon or any Subsidiary of Verizon and (x) that will (or will be required to) be maintained or contributed to by Spinco or any of the Spinco Subsidiaries on the Distribution Date, as provided in the Employee Matters Agreement, (y) with respect to which any Person who is currently, has been or, on or prior to the Effective Time, is expected to become, an employee of any Subsidiary of Verizon conducting the Spinco Business or is (or will become on the Distribution Date) an employee of Spinco or any Spinco Subsidiary (collectively, “Spinco Business Employees”) is (or will be) entitled to any benefit or (z) with respect to which Spinco, Spinco Subsidiary or any Subsidiary of Verizon conducting the Spinco Business has any liability (the “Spinco Benefit Plans”); provided, however, that no employee benefit plan shall be treated as a Spinco Benefit Plan if pursuant to the Employee Matters Agreement neither Spinco, any Spinco Subsidiary nor any Subsidiary of Verizon conducting the Spinco Business has or will have any liability with respect to such plan. Section 5.12(a)(ii) of the Spinco Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material employment, consulting, severance, change in control, retention, termination or other material bilateral contract between any Spinco Business Employee, on the one hand, and Spinco, any Spinco Subsidiary or any Subsidiary of Verizon conducting the Spinco Business, on the other hand, in each case, that is not a Spinco Benefit Plan (collectively, the “Spinco Benefit Agreements”). With respect to each Spinco Benefit Plan and Spinco Benefit Agreement, Verizon has provided to the Company complete and accurate copies of (A) such Spinco Benefit Plan or Spinco Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).

(b) No material liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA, or Section 412 of the Code, has been or as of the Effective Time will have been incurred by Spinco, any Subsidiary of Verizon conducting the Spinco Business or any ERISA Affiliate of any of them, and no condition exists that would reasonably be expected to result in Spinco, any Subsidiary of Verizon conducting the Spinco Business or any ERISA Affiliate of any of them incurring any such liability, other than liability for premiums due to the PBGC as of the Distribution Date. The present value of accrued benefits under each Spinco Benefit Plan that is subject to Title IV of ERISA, determined as of the date of, and based upon the actuarial assumptions used for funding purposes in, the most recent actuarial report prepared by such plan’s actuary with respect to such plan (dated May, 2009), did not exceed the value of the assets (as determined as of the last business day of the last calendar month ended prior to the date hereof) of such plan allocable to such accrued benefits.

(c) (i) No Spinco Benefit Plan is or will be at the Effective Time a “multiemployer plan,” as defined in Section 3(37) of ERISA and (ii) none of Spinco, the Subsidiaries of Verizon conducting the Spinco Business or any ERISA Affiliate of any of them has made or suffered or will as of the Effective Time (including as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution)) have made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Section 4203 and 4205 of ERISA, the liability for which has not been satisfied in full.

(d) Each Spinco Benefit Plan and each Spinco Benefit Agreement has been, or for periods on or prior to the Distribution Date will have been, operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. All contributions and premium payments required to be made with respect to any Spinco Benefit Plan or Spinco Benefit Agreement have now been, or on the Distribution Date will have been, timely made, except for (A) any contributions in respect of benefits that have become due but that are not yet payable under the terms of the applicable Spinco Benefit Plan or Spinco Benefit Agreement or (B) any contributions in lieu of which pension plan asset transfers will be made under the terms of the Employee Matters Agreement. Appropriate reserves or accruals have been taken on the Spinco financial statements in accordance with GAAP in respect of any unpaid liabilities incurred or accrued under or in respect of any Spinco Benefit Plan or Spinco Benefit Agreement. There are no pending or, to Spinco’s Knowledge, threatened claims by, on behalf of or against any of the Spinco Benefit Plans in effect as of the date hereof or any Assets thereof, that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business, and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the Company or will be promptly furnished to the Company when made) before the IRS, the United States Department of Labor or the PBGC with respect to any Spinco Benefit Plan.

(e) Each Spinco Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Spinco Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to have a material adverse effect on such tax-qualified status for any such Spinco Benefit Plan or any such trust.

(f) Except as contemplated by this Agreement and each other Transaction Agreement, no Spinco Benefit Plan or Spinco Benefit Agreement, no plan or arrangement sponsored or maintained by Verizon in which any Spinco Business Employee is, or on the Distribution Date will be, a participant and no contractual arrangement between any Subsidiary of Verizon conducting the Spinco Business and any third party exists, or on the Distribution Date will exist, that could result in (i) the payment to any current, former or future director, officer, stockholder or employee of Spinco, any Spinco Subsidiary or any of the Subsidiaries of Verizon conducting the Spinco Business or of any entity the assets or capital stock of which have been acquired by a Subsidiary of Verizon conducting the Spinco Business, of any money or other property or benefits, (ii) the acceleration of the time of payment or vesting, or trigger any funding, of any compensation or benefits under any Spinco Benefit Plan or Spinco Benefit Agreement or (iii) the breach or violation of, default under or limitation on the Company’s right to amend, modify or terminate any Spinco Benefit Plan or Spinco Benefit Agreement, in each case as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution), whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (b) some other action or event (including separation from service) would be required to cause such payment, acceleration or provision to be triggered.

5.13 Labor Matters. None of Spinco, any Spinco Subsidiary or any Subsidiary of Verizon conducting the Spinco Business is a party to, or bound by, any collective bargaining agreement, employment agreement or other Contract, in each case, with a labor union or labor organization and no such agreement is currently being negotiated. To Spinco’s Knowledge, as of the date hereof no union organizing campaign is in progress with respect to the Spinco Business Employees. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business, (a) as of the date hereof, there are no strikes or lockouts with respect to Spinco Business Employees, (b) there is no unfair labor practice, charge, complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to Spinco’s Knowledge, threatened against any of Spinco, any Spinco Subsidiary or any Subsidiaries of Verizon conducting the Spinco Business, (c) there are no actual or, to Spinco’s Knowledge, threatened claims, arbitrations, litigation or consent decrees relating to employment Laws, terms and conditions of employment and wages and hours pertaining to Spinco Business Employees or employment practices affecting Spinco Business Employees in the Spinco Business and (d) Spinco, the Spinco Subsidiaries and the Subsidiaries of Verizon conducting the Spinco Business are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor relations practices, (iv) layoffs, and (v) immigration. As of the date hereof, none of Spinco, any Spinco Subsidiary or any Subsidiary of Verizon conducting the Spinco Business has any liabilities under the WARN Act as a result of any action taken by Spinco, any Spinco Subsidiary or any Subsidiary of Verizon conducting the Spinco Business and that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

5.14 Intellectual Property.

(a) Section 5.14(a) of the Spinco Disclosure Letter contains, as of the date hereof, a complete and accurate list of all registered trademarks owned by Verizon or any of its U.S. Affiliates used in the Spinco Business. For the avoidance of doubt, the post-Closing ownership of and/or rights in such Statutory Intellectual Property and other intellectual property shall be apportioned between Spinco and the Spinco Subsidiaries, on the one hand, and Verizon and its other Affiliates, on the other, in accordance with the Intellectual Property Agreement. Section 5.14(a) of the Spinco Disclosure Letter contains a complete and accurate list of all Statutory Intellectual Property owned by Spinco. For the avoidance of doubt, the post-Closing ownership of and/or rights in such Statutory Intellectual Property and other intellectual property shall be apportioned between Spinco and the Spinco Subsidiaries, on the one hand, and Verizon and its other Affiliates, on the other, in accordance with the Intellectual Property Agreement.

(b) Neither Verizon nor any of its U.S. Affiliates, including the Subsidiaries of Verizon conducting the Spinco Business, have received since January 1, 2006 any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation or violation by the Spinco Business of (including any claim that the Subsidiaries of Verizon conducting the Spinco Business must license or refrain from using) any Verizon Third Party Intellectual Property material to the Spinco Business.

(c) To Spinco’s Knowledge, there are no Liens on any Customer Data, personnel data of Spinco Business Employees who become employees of the Surviving Corporation or its Subsidiaries at Closing, or Proprietary Business Information.

(d) Subject to obtaining the required Verizon IP Consents and to complying with the terms and conditions of any Contracts applicable to Network Element Software, the Surviving Corporation and its Subsidiaries, immediately after the Effective Time, shall have the right to use the Network Element Software in accordance with such Verizon IP Consents and such Contracts.

(e) The following software, information, and other Intellectual Property (as defined in the Intellectual Property Agreement and in the FiOS Intellectual Property Agreement) will be sufficient to permit the Surviving Corporation and its Subsidiaries to operate the Spinco Business and the Spinco FS Business (as defined in the FiOS Intellectual Property Agreement) immediately following the Effective Time in a manner consistent with the operation of the Spinco Business and the Spinco FS Business immediately prior to the Effective Time: (1) the Software as licensed to the Surviving

Corporation and its Subsidiaries (including the restrictions and limitations contained in the Software License Agreement); (2) the FiOS Software as licensed to the Surviving Corporation and its Subsidiaries (including the restrictions and limitations contained in the FiOS Software License Agreement); (3) the Licensed Intellectual Property (as defined in the Intellectual Property Agreement and the FiOS Intellectual Property Agreement) as licensed to the Surviving Corporation and its Subsidiaries (including the restrictions and limitations contained in the Intellectual Property Agreement and the FiOS Intellectual Property Agreement); (4) the Proprietary Business Information, the Designated Spinco Statutory Intellectual Property, Designated Spinco Intellectual Property, and the Spinco Customer Listing Data (each as defined in the Intellectual Property Agreement) in each case as licensed or transferred to the Surviving Corporation and its Subsidiaries (including the restrictions and limitations contained in the Intellectual Property Agreement); (5) the Proprietary FS Business Information, Spinco FS Intellectual Property, and the Spinco FS Customer Listing Data (each as defined in the FiOS Intellectual Property Agreement) in each case as licensed or transferred to the Surviving Corporation and its Subsidiaries (including the restrictions and limitations contained in the FiOS Intellectual Property Agreement); (6) the licenses set forth in the Intellectual Property Agreement with respect to the Licensed Excluded Marks (as defined in the Intellectual Property Agreement); (7) the Licensed Intellectual Property (as defined in the FiOS Intellectual Property Agreement) as licensed to the Surviving Corporation and its Subsidiaries (including the restrictions and limitations contained in the FiOS Intellectual Property Agreement, and the licenses set forth in the FiOS Trademark License Agreement attached as an Exhibit to the FiOS Intellectual Property Agreement); (8) the West Third Party Intellectual Property (as defined in the Intellectual Property Agreement and the FiOS Intellectual Property Agreement); and (9) the Third Party Software.

5.15 Material Contracts.

(a) Section 5.15(a) of the Spinco Disclosure Letter sets forth, and Verizon has made available to the Company true and complete copies of, all Spinco Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, the term “Spinco Material Contracts” means any of the following Contracts (other than this Agreement, each other Transaction Agreement, the documents relating to the Special Payment Financing and the Spinco Securities, the Spinco Benefit Plans and the Spinco Benefit Agreements), whether entered into prior to or after the date hereof, to which Verizon or any Verizon Subsidiary, with respect to the Spinco Business only, is a party: (i) any “material contract” (as defined in item 601(b)(10) of Regulation S-K of the SEC) as such term would be applied to the Spinco Business as if it is a separate entity, (ii) any non-competition agreement or any other Contract that restricts in any material respect the conduct of any line of business, (iii) any partnership, joint venture or similar Contract material to the Spinco Business, and (iv) any Contract that will govern the terms of any Indebtedness (or guarantees thereof) of Spinco or any Spinco Subsidiary after the Effective Time in excess of $50,000,000.

(b) (i) Neither Verizon nor any Subsidiary of Verizon is in breach of or default under the terms of any Spinco Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business, (ii) to Spinco’s Knowledge, no other party to any Spinco Material Contract is in breach of or in default under the terms of any Spinco Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business and (iii) each Spinco Material Contract is a valid and binding obligation of Verizon or any Subsidiary of Verizon which is a party thereto and, to Spinco’s Knowledge, of each other party thereto, and is in full force and effect, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

5.16 Board and Stockholder Approval. The Boards of Directors of Verizon and Spinco, in each case, at a meeting duly called, have unanimously approved this Agreement and declared it advisable. As of the date hereof, the sole stockholder of Spinco is Verizon. Immediately after execution of this Agreement, Verizon will approve and adopt (the “Spinco Stockholder Approval”), as Spinco’s sole stockholder, all aspects of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of Spinco’s stockholder under the DGCL, Spinco’s certificate of incorporation or Spinco’s bylaws. The approval of Verizon’s stockholders is not required to effect the transactions contemplated by the Distribution Agreement, this Agreement or the other Transaction Agreements. Upon obtaining the Spinco Stockholder Approval, the approval of Spinco’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended in accordance with Section 251(d) of the DGCL after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL or by the IRS.

5.17 Sufficiency of Assets.

(a) After giving effect to the Contribution and the other transactions described in or contemplated by the Distribution Agreement, and subject to the receipt of all applicable approvals and consents, including those contemplated by Section 5.3(d), Spinco, together with the Spinco Subsidiaries, will have, in all material respects, good and valid title to, or in the case of leased property, valid leasehold interests in, all of the material Spinco Assets.

(b) Subject to the immediately following sentence, the assets of Spinco and the Spinco Subsidiaries as at the Closing Date (assuming the consummation of the Contribution), together with the licenses and services to be made available pursuant to the Transaction Agreements, will be sufficient to permit the Surviving Corporation and its Subsidiaries to operate the Spinco Business independent from Verizon and its Subsidiaries (including having the ability to interact with retail and carrier customers, to provide for acceptances, orders and trouble reports and to dispatch personnel to care for those orders and trouble reports, to bill for services and to collect accounts receivable) immediately following the Effective Time (x) in all material respects, in compliance with Law and (y) in a manner substantially consistent with the operation of the Spinco Business on the date hereof and immediately prior to the Effective Time. Notwithstanding the foregoing, it is understood and agreed that:

(i) the Company and the Surviving Corporation may not be assigned those assets and services listed or described in Section 5.17(b)(i) of the Spinco Disclosure Letter, which are necessary for the conduct of the Spinco Business;

(ii) the Company and the Surviving Corporation are not being assigned the Retained Contracts and the services provided under the Retained Contracts are necessary for the conduct of the Spinco Business; provided that the material services provided to the Spinco Business under the Retained Contracts will be provided as part of the Realignment by means of entering into Contracts on behalf of Spinco with third party vendors (whether or not the same as those under the Retained Contracts) or with Verizon or Subsidiaries of Verizon unless (x) they are listed on Section 5.17(b)(ii) of the Spinco Disclosure Letter, (y) the Company and Verizon agree pursuant to Section 7.24 to omit such services as part of the Realignment or (z) they involve Verizon Third Party Intellectual Property;

(iii) as contemplated by the Employee Matters Agreement, certain of the administrative and regional headquarters management employees currently operating or advising the Spinco Business may not be transferred to Spinco and the Spinco Subsidiaries and the immediately preceding sentence assumes that the Surviving Corporation will provide such equivalent personnel as may be appropriate for the benefit of the Spinco Business;

(iv) Verizon Third Party Intellectual Property are needed to operate the Spinco Business and the immediately preceding sentence assumes that the Surviving Corporation will procure rights and/or licenses in such Verizon Third Party Intellectual Property;

(v) the Realignment may alter the manner in which certain aspects of the Spinco Business are conducted, and such alterations may include outsourcing to third party vendors or to Verizon or Subsidiaries of Verizon certain services and activities previously provided to the Spinco Business by Verizon or Subsidiaries of Verizon, provided that such alterations (X) shall not involve any material alterations to the manner in which customers engage with the Spinco Business for sales and service, the manner in which the Spinco Business delivers such sales and service, billing and remittance processing, credit and collections, field service and dispatch, network design, network configuration, employee training, payphone administration, the manner of wholesale customer interfacing and related provisioning, fleet operations and real estate management and (Y) shall not materially diminish the overall standards of quality, timeliness and efficiency for customer services from those prevailing immediately prior to such Realignment, taking into account reasonable fluctuations that occur from month to month;

(vi) the Company and Verizon may agree prior to the completion of the Realignment to omit certain operational functions from the Spinco Business to the extent the Company wishes to integrate such functions with the Company’s existing operations as of the Closing and the foregoing sentence assumes the completion of any such integration;

(vii) the only assets that will be held by Spinco and the Spinco Subsidiaries as of the Closing with respect to the activities described in clauses (ii)(B) and (ii)(C) of the definition of “Spinco Business” will be customer relationships (and, in the case of Clause (ii)(C), those assets listed in item (G) of the definition of Spinco Assets) and the Surviving Corporation will need to procure all other assets needed to undertake such activities;

(viii) the Spinco Business conducted in West Virginia will need to be integrated with the operations of the Company on the Closing Date and the immediately preceding sentence assumes that such integration has occurred without any services or licenses from Verizon or any Verizon Subsidiaries after the Effective Time;

(ix) the manner in which the Spinco Business is conducted between the date hereof and the Effective Time may change on a basis consistent with changes made in the ordinary course of business during such period to the business of other Affiliates of GTE Corporation offering local exchange telecommunications services;

(x) the immediately preceding sentence shall not be deemed a representation or warranty as to any revenue, costs or expenses associated with the conduct of the Spinco Business immediately following the Effective Time; and

(xi) the immediately preceding sentence assumes the receipt of all necessary authorizations, approvals, consents or waivers required by Law, by Governmental Authorities or other third Persons pursuant to their Contract rights in connection with the transactions contemplated by the Distribution Agreement and this Agreement and pursuant to the Transaction Agreements.

5.18 Spinco Real Property.

(a) Section 5.18(a) of the Spinco Disclosure Letter sets forth the address of all real property that is, or will be following the Contribution, Spinco Owned Real Property the loss of which would be material and adverse to the Spinco Business. After giving effect to the Contribution and the other transactions contemplated by the Distribution Agreement and subject to the receipt of all applicable consents or approvals, Spinco, or the Spinco Subsidiaries, will have, in all material respects, good and valid and marketable title to all of the Spinco Owned Real Property identified on Section 5.18(a) of the Spinco Disclosure Letter, free and clear of all encumbrances other than Permitted Encumbrances. Neither Verizon nor any of its Subsidiaries has leased or otherwise granted any third party any right to use or occupy any of the Spinco Owned Real Property identified on Section 5.18(a) of the Spinco Disclosure Letter, and there are no outstanding options, rights of refusal, rights of first offer, rights of reverter or other third party rights in Spinco Owned Real Property identified on Section 5.18(a) of the Spinco Disclosure Letter.

(b) Section 5.18(b) of the Spinco Disclosure Letter sets forth a list of the real property leases which are, or will be following the Contribution (assuming the Contribution occurred on the date hereof), leases of Spinco or a Spinco Subsidiary (“Spinco Leases”). Section 5.18(b) of the Spinco Disclosure Letter sets forth the subleases in respect of Spinco Leases as of the date hereof (the “Spinco Subleases”). Spinco has previously made available to the Company complete and correct copies of each of the Spinco Leases and Spinco Subleases. With respect to Spinco Leases and Spinco Subleases, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there is no material default or material breach of a covenant by Verizon or any of its Subsidiaries, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a material default or material breach and (iv) there has been no collateral assignment or other security interest and they are not subject to any encumbrance other than Permitted Encumbrances.

5.19 Communications Regulatory Matters.

(a) Spinco and the Spinco Subsidiaries hold, or on the Distribution Date will hold, all permits, licenses, franchises, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by the FCC, state public service or public utility commissions or other similar state regulatory bodies (the “State Regulators”) or any other Governmental Authority relating to communications regulatory matters (including multichannel video) under all Laws currently in effect that are necessary for Spinco and/or the Spinco Subsidiaries to own their respective assets or operate the applicable portion of the Spinco Business as currently conducted (“Spinco Licenses”), except such Spinco Licenses the failure of which to so hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(b) Verizon and each of the Contributing Companies in the conduct of the Spinco Business has complied since January 1, 2006 with, and currently is not in violation of, any requirement of Law relating to communications regulatory matters (including multichannel video) to which Spinco or the Spinco Business is subject, except to the extent that any such non-compliance or violation has not resulted and would not reasonably be expected to result in any material burden, fine or consequence on the Spinco Business. Without limiting the foregoing, there is not pending, nor to Spinco’s Knowledge, threatened against Verizon or any of its Subsidiaries any application, action, petition, objection or other pleading, or any proceeding by or before the FCC or any State Regulators which questions or contests the validity of, or any rights of the holder under, or seeks the non-renewal, revocation or suspension of any Spinco License. Since January 1, 2006, neither Verizon nor any of the Contributing Companies has received written notice of an investigation or review by any Governmental Authority (including, for this purpose only, the Universal Service Administrative Company and any other administrators designated by the FCC or a State Regulator) relating to communications regulatory matters (including multichannel video) with respect to a material violation by Verizon or any of the Contributing Companies (with respect to the use or operation of the Spinco Assets) of any requirement of Law relating to the Spinco Business, excluding any notice in respect of a matter that has been withdrawn or resolved without the imposition of material penalties, burdens or fines. Spinco (a) is capable of providing local number portability in material compliance with 47 U.S.C. § 251(b)(2) and the implementing rules of the FCC; (b) complies in all material respects with the requirements of the Communications Assistance for Law Enforcement Act, 47 U.S.C. § 1001 et seq., and the implementing rules of the FCC (“CALEA”); and (c) is capable of providing 911 service in material compliance with 47 U.S.C. § 251(e)(3) and the implementing rules of the FCC and applicable state Laws of the State Regulators.

(c) As of the date hereof, none of Verizon or any Verizon Subsidiary has, with respect to the Spinco Business, (i) received notice from any Governmental Authority with respect to an intention to enforce multichannel video customer service standards pursuant to the Communications Act or (ii) agreed with any Governmental Authority to establish multichannel video customer service standards that exceed the standards in the Communications Act.

5.20 Company Common Stock. Neither Verizon nor Spinco owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement), in each case other than any ownership by pension or other benefit plans sponsored for employees of Verizon and/or its Subsidiaries.

5.21 Affiliate Transactions. There are no transactions or Contracts of the type that would be required to be disclosed by Subsidiaries of Verizon conducting the Spinco Business under Item 404 of Regulation S-K if such companies were a company subject to such Item between or among (a) Verizon, Spinco or any Spinco Subsidiary, on the one hand, and (b) any individual who is a “named executive officer” (as such term is defined in Section 402 of Regulation S-K) of Verizon, Spinco or any Spinco Subsidiary, on the other hand, in each case to the extent such transactions or Contracts relate to the Spinco Business but in each case excluding compensation received as an employee in the ordinary course.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents (including the exhibits thereto), other than disclosures in the “Risk Factors” or “Forward-Looking Statements”

sections thereof, or (ii) in the corresponding section of the Disclosure Letter delivered by the Company to Verizon and Spinco immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Verizon and Spinco as follows:

6.1 Organization; Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The copies of the Company’s certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or other similar organizational documents) of any Company Subsidiary that is a Significant Subsidiary of the Company previously made available to Verizon and Spinco are complete and correct copies of such documents as in full force and effect on the date hereof.

(b) Section 6.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a list of the Company Subsidiaries and their respective jurisdictions of incorporation or organization, together with a designation of those Company Subsidiaries constituting Significant Subsidiaries of the Company.

6.2 Capital Stock and Other Matters.

(a) As of the date hereof, the authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock of the Company. As of May 11, 2009, 312,356,567 shares of Company Common Stock were issued and outstanding, 6,995,305 shares of Company Common Stock were reserved for issuance and no share of preferred stock of the Company were issued or outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with all applicable securities Laws, including all applicable registration requirements under the Securities Act (unless an exemption from registration was available for a particular issuance).

(b) No bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of the Company (including Company Common Stock) may vote (“Company Voting Debt”) are, or at the Distribution Date will be, issued or outstanding.

(c) Except as set forth in Section 6.2(a) above, there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments or Contracts of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock, Company Voting Debt or other voting securities of the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment or Contract.

(d) Except as contemplated by this Agreement, there are no stockholders agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to voting or transfer of any shares of capital stock of the Company or the nomination of any directors thereof.

6.3 Corporate Authority; No Violation.

(a) The Company has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is, or as of the Effective Time will be, a party, and subject to obtaining the Requisite Approval, to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is, or as of the Effective Time will be, a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, subject to obtaining the Requisite Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Verizon and Spinco, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of immediately prior to the Effective Time, each other

Transaction Agreement to which the Company is a party will have been duly executed and delivered by the Company and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) Neither the execution and delivery by the Company of this Agreement and each other Transaction Agreement to which the Company is, or as of the Effective Time will be, a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, or performance by the Company of any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the Company’s certificate of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 6.3(d) below are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound or affected; (iii) result in the creation of a Lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Company Common Stock or on any of the assets of the Company or any of the Company Subsidiaries pursuant to any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or the Company Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 6.3(d) below are obtained, violate or conflict with any Order or Law applicable to the Company or any of the Company Subsidiaries, or any of the properties, business or assets of any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act and applicable rules and regulations thereunder and the FCC Rules, (vi) the approvals set forth in Section 6.3(d) of the Company Disclosure Letter and (vii) the Requisite Approval (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding the foregoing, although the approvals set forth in Section 6.3(d) of the Company Disclosure Letter constitute all those authorizations, consents, approvals and filings that the Company reasonably believes, as of the date of this Agreement, are necessary to obtain or make prior to consummation of the transactions contemplated by this Agreement, additional State Regulators or other Governmental Authorities not set forth in Section 6.3(d) of the Company Disclosure Letter may require or seek to require the Company to obtain authorizations, consents or approvals, or make filings, prior to consummation of the transactions contemplated by this Agreement, and if such additional authorizations, consents, approval or filings are required, the Company’s representations and warranties in this Section 6.3(d) shall not be deemed to have failed to be true and correct on account of such requirement with respect to authorizations, consents, approvals or filings not set forth in Section 6.3(d) of the Company Disclosure Letter.

6.4 Company Reports and Financial Statements.

(a) The Company has previously made available to Spinco complete and correct copies of:

(i) the Company’s Annual Report on Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2008, including the Company’s audited consolidated balance sheet as of December 31, 2007 and 2008, and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the fiscal years ended December 31, 2008, 2007 and 2006 (the “Company Financial Statements”);

(ii) the definitive proxy statement in respect of the Company’s 2009 annual meeting of stockholders, filed by the Company with the SEC under the Exchange Act on April 6, 2009;

(iii) all current reports on Form 8-K (excluding any Form 8-K that is deemed “furnished” under the Exchange Act) filed by the Company with the SEC under the Exchange Act since January 1, 2009 and prior to the date hereof; and

(iv) each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries with the SEC since January 1, 2009 and prior to the date hereof (collectively, and together with the items specified in clauses (i) through (iii) above, the “Company SEC Documents”).

(b) As of their respective filing dates (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects, and each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and, subject to the last sentence of Section 6.8, none of such Company SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Documents and the Additional Company SEC Documents (including any related notes and schedules) fairly present in all material respects, or will fairly present in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholders’ equity or other information included therein for the respective periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments. The Company Financial Statements and such other financial statements have been or will be prepared in accordance with GAAP, consistently applied, except as otherwise noted therein. Since January 1, 2006, the Company has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Since December 31, 2008, the Company and the Company Subsidiaries have not incurred any liabilities or obligations that are of a nature that would be required to be disclosed on a consolidated balance sheet prepared consistently with the Company Financial Statements or in the notes thereto prepared in conformity with GAAP, other than liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company and the Company Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

6.5 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or the other Transaction Agreements, since December 31, 2008, each of the Company and the Company Subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has not been any state of facts, change, development, event, effect, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. From December 31, 2008 to the date hereof, none of the Company or any of the Company Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 7.1 if taken without the consent of Verizon and Spinco after the date hereof.

6.6 Investigations; Litigation.

(a) There is no material investigation or review pending (or, to the Company’s Knowledge, threatened) by any Governmental Authority (including, for this purpose only, the Universal Service Administrative Company and any other administrators designated by the FCC or a State Regulator) with respect to the Company or any of the Company Subsidiaries.

(b) There are no actions, suits, grievances, arbitrations, investigations or proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of the Company Subsidiaries or any of their respective properties at law or in equity before, and there are no Orders of any Governmental Authority, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

6.7 Compliance with Laws. The Company and the Company Subsidiaries are and since January 1, 2006 have been, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws applicable to the Company, such Company Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of environmental, Tax, employee benefits, labor or communications Laws matters, which are the subject of the representations and warranties made in Sections 6.10, 6.11, 6.12, 6.13 and 6.15 of this Agreement, respectively.

6.8 Proxy Statement/Prospectus; Registration Statements. None of the information regarding the Company or the Company Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statements, at the time such registration statement becomes effective, at the time of the Company Stockholders Meeting (in the case of the Company Registration Statement), at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Registration Statement and the Proxy Statement/Prospectus will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information provided by Verizon or Spinco specifically for inclusion in, or incorporation by reference into, the Company Registration Statement or the Proxy Statement/Prospectus.

6.9 Information Supplied. All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All information supplied or to be supplied by the Company in any document, other than the Proxy Statement/Prospectus and the Registration Statements, which are addressed in Section 6.8, filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.

6.10 Environmental Matters.

(a) All material Environmental Permits required pursuant to any Environmental Law for operation of the business of the Company (i) have been obtained by the Company and the Company Subsidiaries and (ii) are currently in full force and effect. The Company and each of the Company Subsidiaries are in material compliance with all material Environmental Permits required pursuant to any Environmental Law for operation of the business of the Company.

(b) To the Company’s Knowledge, the Company and each of the Company Subsidiaries are, and at the Effective Time will be, in material compliance with all applicable Environmental Laws with respect to the business of the Company . To the Company’s Knowledge, there are no events, conditions, circumstances, activities, practices or incidents related to the business of the Company which have given, or would reasonably be likely to give, rise to any Environmental Claim that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) There is no civil, criminal or administrative action, suit, demand, Environmental Claim, hearing, notice, or demand letter, notice of violation, investigation or proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries related to any Environmental Permit or any applicable Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) To the Company’s Knowledge, the Company and the Company Subsidiaries have not generated, stored, used, emitted, discharged or disposed of any Hazardous Material except in material compliance with applicable Environmental Law. To the Company’s Knowledge, the Company and the Company Subsidiaries have made available to Verizon for its review copies of those reports, audits, studies or analyses in their possession, custody or control that are material to the representations made in this Section 6.10.

(e) The Company and each of the Company Subsidiaries (i) have not, within the past seven years, received any written request for information, and have not been notified that they are a potentially responsible party, under the Comprehensive Environmental Response, Compensation or Liability Law and (ii) to the Company’s Knowledge, have not, within the past seven years, been, and are not reasonably expected to be, subject to liability for any Environmental Claim arising under or pursuant to such Laws.

6.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) all Tax Returns relating to the Company and the Company Subsidiaries required to be filed have been filed, (ii) all such Tax Returns are true and correct in all respects as filed or have been subsequently amended to make such Tax Returns true and correct and not further amended, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) relating to the Company or any the Company Subsidiary required to be paid, have been timely paid in full, (iv) all Taxes relating to the Company and the Company Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly accrued for in the books and records of the Company, and (v) the Company and the Company Subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any Company Subsidiary, and no power of attorney with respect to any such Taxes, has been filed or entered into with any Taxing Authority.

(c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary, as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any Company Subsidiary may be liable with respect to income or other material Taxes which has not been fully paid or finally settled.

(d) Neither the Company nor any Company Subsidiary (i) is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement and the Company Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation) or has any potential liability for Taxes of another Person (other than the Company or any of the Company Subsidiaries under Treasury Regulations § 1.1502-6) or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.

(e) None of the assets of the Company or any of the Company Subsidiaries is subject to any Tax lien (other than liens for Taxes that are not yet due and payable).

(f) Section 6.11(f) of the Company Disclosure Letter lists, as of the date hereof, all foreign jurisdictions in which the Company or any Company Subsidiary files a material Tax Return.

(g) Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor are any of them aware of any agreement, plan or other circumstance that would) prevent the Tax-Free Status of the Transactions.

(j) Neither the Company nor any Company Subsidiary has engaged in any listed transaction, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code.

6.12 Benefit Plans.

(a) Section 6.12(a)(i)of the Company Disclosure Letter lists, as of the date hereof, each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other benefit, bonus, incentive, deferred compensation, stock option (or other equity-based compensation), severance, retention, change in control, welfare (including post-retirement medical and life insurance), fringe benefit and similar plans, programs, policies and arrangements, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be maintained or contributed to by the Company or any of the Company Subsidiaries, or with respect to which any Person who is currently, has been or, prior to the Effective Time, is expected to become, an employee of the Company or any of the Company Subsidiaries (collectively, “Company Employees”) is entitled to any benefit (the “Company Benefit Plans”), or with respect to which the Company or any of the Company Subsidiaries has any liability. Section 6.12(a)(ii) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material employment, consulting, severance, change in control, retention, termination or other material bilateral contract between any Company Employee, on the one hand, and the Company or any Company Subsidiary, on the other hand, in each case, that is not a Company Benefit Plan (collectively, the “Company Benefit Agreements”). With respect to each Company Benefit Plan and Company Benefit Agreement, the Company has provided to Verizon complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).

(b) No material liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA, or Section 412 of the Code, has been incurred by the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them, and no condition exists that would reasonably be expected to result in the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them incurring any such liability, other than liability for premiums due to the PBGC. The present value of accrued benefits under each Company Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(c) (i) No Company Benefit Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA and (ii) none of the Company, the Company Subsidiaries or any

ERISA Affiliate of any of them has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which has not been satisfied in full.

(d) Each Company Benefit Plan and Company Benefit Agreement has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. All contributions and premium payments required to be made with respect to any Company Benefit Plan or Company Benefit Agreement have been timely made, except for any contributions in respect of benefits that have become due but that are not yet payable under the terms of the applicable Company Benefit Plan or Company Benefit Agreement. Appropriate reserves or accruals have been taken on the Company’s financial statements in accordance with GAAP in respect of any unpaid liabilities incurred or accrued under or in respect of any Company Benefit Plan or Company Benefit Agreement. There are no pending or, to the Company’s Knowledge, threatened claims by, on behalf of or against any of the Company Benefit Plans in effect as of the date hereof or any Assets thereof, that, if adversely determined would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Verizon and Spinco or will be promptly furnished to Verizon and Spinco when made) with respect to any of the Company Benefit Plans before the IRS, the United States Department of Labor or the PBGC.

(e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to have a material adverse effect on such tax-qualified status for any such Company Benefit Plan or any such trust.

(f) No Company Benefit Plan or Company Benefit Agreement, and no contractual arrangements between the Company and any third party, exists that could result in (i) the payment to any current, former or future director, officer, stockholder or employee of the Company or any of the Company Subsidiaries, or of any entity the assets or capital stock of which have been acquired by the Company or a Company Subsidiary, of any money or other property or benefits, (ii) the acceleration of the time of payment or vesting, or trigger any funding, of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement or (iii) the breach or violation of, default under or limitation on the Company’s right to amend, modify or terminate any Company Benefit Plan or Company Benefit Agreement, in each case as a result of the consummation of the transactions contemplated by the Transaction Agreements whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (b) some other action or event (including separation from service) would be required to cause such payment, acceleration or provision to be triggered.

6.13 Labor Matters. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, employment agreement or other Contract, in each case, with a labor union or labor organization and no such agreement is currently being negotiated. To the Company’s Knowledge, as of the date hereof no union organizing campaign is in progress with respect to the Company Employees. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) as of the date hereof, there are no strikes or lockouts with respect to Company Employees, (b) there is no unfair labor practice, charges, complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, (c) there are no actual or, to the Company’s Knowledge, threatened claims, arbitrations, litigation or consent decrees relating to employment Laws, terms and conditions of employment and wages and hours pertaining to employees of the Company or its Subsidiaries or employment practices affecting such employees and (d) the Company and the Company Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor relations practices, (iv) layoffs, and (v) immigration. As of the date hereof, neither the Company nor any of the Company Subsidiaries has any liabilities under the WARN Act as a result of any action taken by the Company and that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

6.14 Intellectual Property.

(a) Section 6.14(a) of the Company Disclosure Letter contains, as of the date hereof, a complete and accurate list of all Statutory Intellectual Property owned by the Company or any of the Company Subsidiaries.

(b) Neither the Company nor any Company Subsidiaries has received since January 1, 2006 any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation or violation by the business of the Company of (including any claim that the Company Subsidiaries conducting the business of the Company must license or refrain from using) any Company Third Party Intellectual Property material to the business of the Company.

(c) To the Company’s Knowledge, there are no Liens on any Intellectual Property owned by the Company or any of the Company Subsidiaries.

6.15 Communications Regulatory Matters.

(a) The Company and the Company Subsidiaries hold, and on the Distribution Date will hold, all permits, licenses, franchises, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by the FCC, the State Regulators or any other Governmental Authority relating to communications regulatory matters (including multichannel video) under all Laws currently in effect that are necessary for the Company and/or the Company Subsidiaries to own their respective assets or operate the applicable portion of the business of the Company as currently conducted (“Company Licenses”), except such Company Licenses the failure of which to so hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has in full force and effect, or will have in full force and effect as of the Closing Date, authority to provide non-facilities-based international services between the U.S. and all permitted international points pursuant to 47 U.S.C. § 214 and 47 C.F.R. § 63.18.

(b) The Company and each of the Company Subsidiaries in the conduct of its business has complied since January 1, 2006 with, and currently is not in violation of, any requirement of Law relating to communications regulatory matters (including multichannel video) to which the Company or any of the Company Subsidiaries is subject, except to the extent that any such non-compliance or violation has not resulted and would not reasonably be expected to result in any burden, fine or consequence on the business of the Company. Without limiting the foregoing, there is not pending, nor to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries any application, action, petition, objection or other pleading, or any proceeding by or before the FCC or any State Regulators which questions or contests the validity of, or any rights of the holder under, or seeks the non-renewal, revocation or suspension of any Company License. Since January 1, 2006, neither the Company nor any of the Company Subsidiaries has received written notice of an investigation or review by any Governmental Authority (including, for this purpose only, the Universal Service Administrative Company and any other administrators designated by the FCC or a State Regulator) relating to communications regulatory matters (including multichannel video) with respect to a material violation by the Company or any of the Company Subsidiaries of any requirement of Law, excluding any notice in respect of a matter that has been withdrawn or resolved without the imposition of material penalties, burdens or fines. The Company (a) is capable of providing local number portability in material compliance with 47 U.S.C. § 251(b)(2) and the implementing rules of the FCC; (b) complies in all material respects with the requirements of the CALEA; and (c) is capable of providing 911 service in material compliance with 47 U.S.C. § 251(e)(3) and the implementing rules of the FCC and applicable state Laws of the State Regulators.

6.16 Material Contracts.

(a) Section 6.16(a) of the Company Disclosure Letter sets forth, and the Company has made available to Verizon true and complete copies of, all Company Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, the term “Company Material Contracts” means any of the following Contracts (other than this Agreement, each other Transaction Agreement, the Company Benefit Plans and the Company Benefit Agreements), whether entered into prior to or after the date hereof, to which the Company or any Company Subsidiary is a party: (i) any “material contract” (as defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other Contract that restricts in any material respect the conduct of any line of business, (iii) any partnership, joint venture or similar Contract material to the business of the Company, and (iv) any Contract (other than Contracts relating to the Spinco Payment Financing and the Spinco Securities) that will govern the terms of any Indebtedness (or guarantees thereof) of the Surviving Corporation or any of its Subsidiaries after the Effective Time in excess of $50,000,000.

(b) Assuming the accuracy of the representations and warranties of Verizon and Spinco in Section 5.17 and compliance by Verizon and Spinco with Section 7.24, the Company represents that, as of the Closing Date, it will have the capability to assume responsibility for all of the operations of the Spinco Business. The Company represents that as of the Closing it will have the capability to deliver comparable products and services comprising the Spinco Business to customers at service levels and at a quality no less favorable than those provided by the Contributing Companies in the Territory as of immediately prior to the Closing.

(c) (i) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or in default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect on the Company and (iii) each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

6.17 Company Real Property.

(a) The Company or a Company Subsidiary has, in all material respects, good and valid and marketable title to all of the Company Owned Real Property the loss of which would be material and adverse to the business of the Company (such Company Owned Real Property, the “Material Company Owned Real Property”), free and clear of all encumbrances other than Permitted Encumbrances. None of the Company or the Company Subsidiaries has leased or otherwise granted any third party any right to use or occupy any of the Material Company Owned Real Property, and there are no outstanding options, rights of refusal, rights of first offer or rights of reverter or other third party rights in any of the Material Company Owned Real Property.

(b) With respect to leases and subleases of real property to which the Company or its Subsidiaries is a party, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there is no material default or material breach of a covenant by the Company or any Company Subsidiaries, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a material default or material breach and (iv) there has been no collateral assignment or other security interest and they are not subject to any encumbrance other than Permitted Encumbrances.

6.18 Opinions of Company Financial Advisors. The Company has received the written opinion of each of Citigroup Global Markets Inc. and Evercore Partners, to the effect that, as of the date thereof, and based upon and subject to the assumptions and matters set forth therein, the Aggregate Merger Consideration to be delivered by the Company in respect of the Spinco Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and the holders of Company Common Stock. The Company will deliver copies of such written opinions to Verizon promptly upon receipt.

6.19 Brokers or Finders. Except with respect to the Persons set forth in Section 6.18, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by the Company, or any of the Company Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement. The material terms of the engagement letters between each of the Company’s financial advisors and the Company have been provided to Verizon.

6.20 Takeover Statutes. Other than Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection” or other similar anti-takeover statute or regulation enacted under Delaware law, or, to the Company’s Knowledge, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby or thereby. The action of the Board of Directors of the Company in approving this Agreement and the transactions provided for herein is sufficient to render inapplicable to this Agreement, the Merger and the transactions contemplated hereby or thereby and the transactions provided for herein, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

6.21 Certain Board Findings. The Board of Directors of the Company, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) has resolved to recommend that the stockholders of the Company entitled to vote thereon adopt this Agreement at the Company Stockholders Meeting.

6.22 Vote Required. The only vote of the stockholders of the Company required under the DGCL, the NYSE rules or the Company’s certificate of incorporation for (a) adoption of this Agreement, (b) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of Company Common Stock in connection with the issuance of the Aggregate Merger Consideration and (c) the issuance of the Aggregate Merger Consideration is the affirmative vote of the holders of a majority in voting power of all outstanding shares of Company Common Stock at the Company Stockholders Meeting (collectively, the “Requisite Approval”). The consummation of the transactions contemplated hereby have been approved by the Company’s Board of Directors such that such consummation and the issuance of shares of Company Common Stock in the Merger shall be exempted from the terms of the Rights Plan.

6.23 Affiliate Transactions. There are no transactions or Contracts of the type required to be disclosed by the Company under Item 404 of Regulation S-K between or among (a) the Company or any Company Subsidiary, on the one hand, and (b) any individual who is a “named executive officer” or director of the Company (as such term is defined in Section 402 of Regulation S-K), on the other hand.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Conduct of Business by the Company Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, except as may be consented to in writing by Verizon (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by a Transaction Agreement or as set forth in Section 7.1 of the Company Disclosure Letter, the Company covenants and agrees that the Company and each of the Company Subsidiaries shall conduct its operations in accordance with its ordinary course of business, consistent with past practice and in compliance with all Laws applicable to it or to the conduct of its business, and use all commercially reasonable efforts to preserve intact its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers and vendors in such a manner that its goodwill and ongoing businesses would not reasonably be anticipated to be impaired in any material respect. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1 (and notwithstanding the immediately preceding sentence) except (i) as may be required by Law or to comply with any Order relating to the transactions contemplated hereby, (ii) as may be consented to in writing by Verizon (which consent shall not be unreasonably withheld, conditioned or delayed, except in the case of clauses (a), (b) and (d) and, in respect of the foregoing clauses, (p) of this Section 7.1, with respect to which such consent may be withheld in Verizon’s sole discretion), (iii) as may be expressly contemplated by this Agreement or the other Transaction Agreements, or (iv) as set forth in Section 7.1 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of the Company Subsidiaries to:

(a) (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of (A) cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests, as the case may be, of the applicable corporation or partnership are owned directly or indirectly by the Company and

(B) regular quarterly dividends on the Company Common Stock each quarter in an amount not to exceed $0.25 per share at times consistent with the dividend payment practices of the Company in 2008 (including a final partial regular quarterly dividend to the extent permitted under the Company Credit Agreements and paid from existing funds or existing borrowing capacity, to be declared and paid to pre-Closing Company stockholders, pro rated for the number of days elapsed between (x) the beginning of the quarterly period in which the Effective Time occurs and (y) the day immediately preceding the Effective Time); (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except (A) pursuant to the terms of the securities outstanding on the date hereof or any securities issued after the date hereof not in violation of this Agreement and (B) pursuant to the existing terms of a Company Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement; provided, however, that this Section 7.1(a) shall not prohibit any such action effected pursuant to the Rights Plan;

(b) issue, deliver or sell, or authorize any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares or other Company Voting Debt or convertible securities, other than (i) pursuant to the Rights Plan, (ii) the issuance of shares of Company Common Stock upon the exercise of stock options or the vesting of restricted stock units that are outstanding on the date hereof pursuant to the Company Benefit Plans or granted after the date hereof pursuant to clause (iv) below; (iii) issuances by a wholly-owned Subsidiary of the Company of its capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company; and (iv) the granting of stock options, or the granting of restricted stock units or restricted stock in the ordinary course of business, consistent with the Company’s past practices, provided that in no event shall the vesting and exercisability of any such newly granted option, restricted stock unit or restricted stock accelerate or shall any additional rights be conveyed with respect thereto on account of the transactions contemplated hereby;

(c) amend the Company’s certificate of incorporation or bylaws (other than amend the Company’s certificate of incorporation to increase the number of authorized shares of Company Common Stock in connection with the issuance of the Aggregate Merger Consideration), or amend any Company Subsidiary’s certificate of incorporation or bylaws (or other similar organizational documents) in any manner that would prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement;

(d) acquire or agree to acquire by merger or consolidation, or by purchasing a substantial or controlling equity interest in, or the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division or business unit thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of equipment and other assets used in the operations of the business of the Company in the ordinary course consistent with past practice);

(e) sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company but excluding (i) surplus real property not used in telephone operations, (ii) inventory and obsolete equipment, in each case, in the ordinary course of business consistent with past practice, (iii) any Lien required to be created pursuant to the Company Credit Agreements and (iv) Permitted Encumbrances);

(f) incur any Indebtedness or guarantee or otherwise become contingently liable for any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than (i) the incurrence of Indebtedness under the Company Credit Agreements, (ii) subject to clause (g) below, in order to refinance any Indebtedness of the Company or any of its Subsidiaries outstanding as of the date hereof, provided that any such refinancing shall be unsecured and shall not include covenants or other terms that would conflict with or preclude the Special Payment Financing or the Spinco Securities, (iii) pursuant to any customer Contract, vendor Contract or real property Lease entered into in the ordinary course of business consistent with past practice, (iv) in connection with equipment leasing in the ordinary course of business, consistent with past practice and (v) Indebtedness owed to the Company or any of its Subsidiaries;

(g) without limiting clause (f) above, from and after March 1, 2010, offer or solicit or engage in any discussion or negotiations concerning any potential issuance of debt securities by the Company or its Subsidiaries (or the Surviving Corporation), or authorize any marketing of any potential issuance of debt securities other than the Special Payment Financing and the issuance of the Spinco Securities;

(h) except in the ordinary course of business, consistent with past practice, incur or commit to capital expenditures or obligations or liabilities in connection with any capital expenditure in the aggregate in excess of $10,000,000, other than (i) capital expenditures or obligations or liabilities in connection therewith to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) as contemplated by the Company’s 2009 capital expenditure budget, which is set forth in Section 7.1(h) of the Company Disclosure Letter, or the 2010 capital expenditure budget, to the extent it is substantially similar in all material respects to the 2009 capital expenditure budget and (iii) capital expenditures incurred in connection with integrating the Spinco Assets and the Spinco Business into the Company and its business, provided that this Section 7.1(h) shall not permit any action otherwise prohibited by Section 7.1(d);

(i) (i) other than in the ordinary course of business, consistent with past practice, or as required or contemplated by a Company Benefit Plan or Company Benefit Agreement, grant any increases in the compensation of any of its directors, officers or employees; (ii) other than in the ordinary course of business, consistent with past practice, pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance, change in control, severance or other employee benefit not required or contemplated by any Company Benefit Plan or Company Benefit Agreement or any other existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof or as adopted, entered into or amended in accordance with clause (iii) of this Section 7.1(i) after the date hereof; (iii) other than in the ordinary course of business, consistent with past practice, adopt or enter into any new, or materially amend any, Company Benefit Plan or Company Benefit Agreement or any other employment or severance or termination Contract with any director, officer or employee; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or (v) other than as required or contemplated under the terms of the applicable Company Benefit Plan, Company Benefit Agreement or collective bargaining agreement, or other employee plan, agreement, Contract or arrangement (in each case, as in effect on the date hereof or as adopted, entered into or amended in accordance with clause (iii) of this Section 7.1(i) after the date hereof), take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, Company Benefit Agreement or collective bargaining agreement, or any other employee plan, agreement, Contract or arrangement;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries;

(k) make any material change in its methods of accounting in effect at December 31, 2008 or change its fiscal year except for changes required by a change in GAAP or required by the auditors of the Company and the Company Subsidiaries;

(l) enter into or amend any agreement or arrangement with any Affiliate of the Company or any Company Subsidiary (other than with wholly-owned Company Subsidiaries) on terms less favorable to the Company or such Company Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

(m) except in the ordinary course of business, consistent with past practice, or as required by Law, modify, amend or terminate any Company Material Contract to which the Company or any of the Company Subsidiaries is a party or waive, release or assign any material rights or claims thereunder or enter into any Company Material Contract;

(n) except as would not be expected to materially and adversely affect the Company or any of its Affiliates or the Surviving Corporation on a going-forward basis after the Effective Time, (i) make or rescind any material express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend any material Tax Returns or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 2008 (unless such change is required by Law);

(o) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) in the ordinary course of business, consistent with past practice, or in accordance with their terms, of liabilities (x) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or (y) incurred in the ordinary course of business since the date of such financial statements; or

(p) agree or commit to do any of the foregoing actions.

7.2 Conduct of Spinco Business Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, except as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by a Transaction Agreement or as set forth in Section 7.2 of the Spinco Disclosure Letter, Verizon and Spinco jointly and severally covenant and agree that Verizon and each of the Contributing Companies (in regard to the Spinco Business only) and Spinco and each of the Spinco Subsidiaries shall conduct its operations in accordance with its ordinary course of business, consistent with past practice and in compliance with all Laws applicable to it or to the conduct of its business, and use all commercially reasonable efforts to preserve intact its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers and vendors in such a manner that its goodwill and ongoing businesses would not reasonably be anticipated to be impaired in any material respect. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1 (and notwithstanding the immediately preceding sentence) except (i) as may be required by Law or to comply with any Order relating to the transactions contemplated hereby, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed, except in the case of clauses (a), (c) and (e) and, in respect of the foregoing clauses, (p) of this Section 7.2, with respect to which such consent may be withheld in the Company’s sole discretion), (iii) as may be expressly contemplated by this Agreement or the other Transaction Agreements, (iv) as required to permit the ordinary course operation of Verizon’s cash management system prior to the Effective Time, including any distributions of cash in connection therewith, or (v) as set forth in Section 7.2 of the Spinco Disclosure Letter, Spinco shall not, nor shall Verizon or Spinco permit any of the Spinco Subsidiaries or, to the extent applicable, any of the Contributing Companies with respect to the Spinco Business to:

(a) issue, deliver or sell, or authorize any shares of Spinco’s capital stock or other voting or convertible securities or capital stock or other voting or convertible securities of any Spinco Subsidiary of any class, or any rights, warrants or options to acquire, any such shares or securities (including additional options or other equity-based awards that could be converted into any option to acquire Spinco Common Stock or the capital stock of any Spinco Subsidiary pursuant to the Employee Matters Agreement or otherwise), other than (i) pursuant to this Agreement, pursuant to the Distribution Agreement or required in connection with the Contribution and (ii) issuances by a wholly-owned Subsidiary of Spinco of its capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of Spinco;

(b) adopt any provision of, or otherwise amend, the certificate of incorporation or bylaws (or other similar organizational documents) of Spinco or any Spinco Subsidiary in any manner that would prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement;

(c) acquire or agree to acquire by merger or consolidation, or by purchasing a substantial or controlling equity interest in, or the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division or business unit thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of equipment and other assets used in the operations of the Spinco Business in the ordinary course consistent with past practice);

(d) sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of the assets that would constitute Spinco Assets as of the Distribution Date (including capital stock of Spinco Subsidiaries but excluding (i) surplus real property not used in telephone operations, (ii) inventory and obsolete equipment, in each case, in the ordinary course of business consistent with past practice and (iii) Permitted Encumbrances);

(e) incur any Indebtedness or guarantee or otherwise become contingently liable for any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Spinco or any of its Subsidiaries or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than (i) pursuant to any customer Contract, vendor Contract or real property Lease entered into in the ordinary course of business consistent with past practice, (ii) in connection with equipment leasing in the ordinary course of business consistent with past practice and (iii) in connection with the Special Payment Financing and/or the issuance of the Spinco Securities, as contemplated by the Distribution Agreement;

(f) except in the ordinary course of business, consistent with past practice, incur or commit to capital expenditures or obligations or liabilities in connection with any capital expenditure in the aggregate in excess of $10,000,000, in each case, other than (i) capital expenditures or obligations or liabilities in connection therewith to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (ii) as contemplated by the 2009 capital expenditure budget of Verizon for the Spinco Business, which is set forth in Section 7.2(f) of the Spinco Disclosure Letter, or the 2010 capital expenditure budget, to the extent it is substantially similar in all material respects to the 2009 capital expenditure budget (except as set forth in Section 7.2(f) of the Spinco Disclosure Letter), provided that this Section 7.2(f) shall not permit any action otherwise prohibited by Section 7.2(c);

(g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinco or any Spinco Subsidiary;

(h) (i) other than in the ordinary course of business, consistent with past practice, or as required or contemplated by a Spinco Benefit Plan or Spinco Benefit Agreement, grant any increases in the compensation of any of its directors, officers or employees; (ii) other than in the ordinary course of business, consistent with past practice, pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance, change in control, severance or other employee benefit not required or contemplated by any Spinco Benefit Plan or Spinco Benefit Agreement or any other existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof or as adopted, entered into or amended in accordance with clause (iii) of this Section 7.2(h) after the date hereof; (iii) other than in the ordinary course of business, consistent with past practice, adopt or enter into any new, or materially amend any, Spinco Benefit Plan or Spinco Benefit Agreement or any other employment, severance or termination Contract with any director, officer or employee; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or (v) other than as required or contemplated under the terms of the applicable Spinco Benefit Plan, Spinco Benefit Agreement or collective bargaining agreement, or other employee plan, agreement, Contract or arrangement (in each case, as in effect on the date hereof or as adopted or entered into or amended in accordance with clause (iii) of this Section 7.2(h) after the date hereof), take any action to fund or in any other way secure the payment of compensation or benefits under any Spinco Benefit Plan, Spinco Benefit Agreement or collective bargaining agreement, or any other employee plan, agreement, Contract or arrangement;

(i) other than in the ordinary course of business, consistent with past practice, establish, adopt, enter into, terminate or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or any of their beneficiaries, except, in each case, as contemplated by the Employee Matters Agreement, as is necessary to comply with applicable Law, or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

(j) make any material change in Verizon’s methods of accounting with respect to the Spinco Business in effect on December 31, 2008 or change the fiscal year of the Spinco Business except for changes required by a change in GAAP or required by the auditors of Verizon and the Verizon Subsidiaries;

(k) except as would not be expected to materially and adversely affect Spinco or any of its Subsidiaries or the Spinco Business, or the Surviving Corporation on a going-forward basis after the Effective Time, (i) make or rescind any material express or deemed election relating to Taxes of Spinco or any of its Subsidiaries or the Spinco Business, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where Verizon or Spinco has the capacity to make such binding election (other than any election necessary in order to obtain the IRS Ruling and/or the Distribution Tax Opinion), (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes of Spinco or any of its Subsidiaries or the Spinco Business, (iii) amend any material Tax Returns of Spinco or any of its Subsidiaries or relating to the Spinco Business or (iv) change in any material respect any method of reporting income or deductions of Spinco or any of its Subsidiaries or the Spinco Business for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 2008 (unless such change is required by Law);

(l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) in the ordinary course of business, consistent with past practice, or in accordance with their terms, of liabilities (x) reflected or reserved against in, or contemplated by, the Spinco Financial Statements (or the notes thereto) or (y) incurred in the ordinary course of business since the date of such financial statements;

(m) enter into or amend any agreement or arrangement relating to the Spinco Business that would constitute a Transferred Affiliate Arrangement and which constitutes a Spinco Asset or Spinco Liability with any Affiliate of Verizon or any Verizon Subsidiary (other than Spinco or a Spinco Subsidiary), on terms less favorable to Spinco or such Spinco Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

(n) except in the ordinary course of business, consistent with past practice, or as required by Law, modify, amend or terminate any Spinco Material Contract or waive, release or assign any material rights or claims thereunder or enter into any Spinco Material Contract;

(o) amend the Distribution Agreement; or

(p) agree to commit to take any of the foregoing actions.

7.3 Proxy Statement/Prospectus; Registration Statements.

(a) As promptly as practicable following the date hereof, the Company, Verizon and Spinco shall prepare, and the Company shall file with the SEC, the Company Registration Statement, including the Proxy Statement/Prospectus with respect to the transactions contemplated by this Agreement, and the Company shall use all commercially reasonable efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Company Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings or at such other time as Verizon, Spinco and the Company may agree; and

(b) As promptly as practicable after obtaining the Requisite Approval, if required under the Securities Act and/or Exchange Act (or otherwise required by the SEC) Verizon, Spinco and the Company shall prepare, and Spinco shall file with the SEC, the Spinco Registration Statement and Spinco shall use all commercially reasonable efforts to have such Spinco Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings or at such other time as Verizon, Spinco and the Company may agree, but in any case prior to the Distribution Date.

(c) The Company shall, as promptly as practicable after receipt thereof, provide to Verizon copies of any written comments and advise Verizon of any oral comments with respect to the Proxy Statement/Prospectus and the Company Registration Statement received from the SEC. Spinco shall, as promptly as practicable after receipt thereof, provide to the Company copies of any written comments and advise the Company of any oral comments with respect to the Spinco Registration Statement received from the SEC. All parties shall have the right to participate in conferences with the SEC with respect to the Registration Statements.

(d) The Company shall provide Verizon with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Company Registration Statement prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Company Registration Statement will be made by the Company without the approval of Verizon (such approval not to be unreasonably withheld, conditioned or delayed). The Company will advise Verizon, promptly after it receives notice thereof, of the time when the Company Registration

Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Company Registration Statement or requests by the SEC for additional information.

(e) Spinco shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to any Spinco Registration Statement prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. No amendment or supplement to any Spinco Registration Statement will be made by Spinco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Spinco will advise the Company, promptly after it receives notice thereof, of the time when any Spinco Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Spinco Common Stock issuable in connection with the Distribution for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Spinco Registration Statement or requests by the SEC for additional information.

(f) As promptly as practicable after the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the date on which the Company Registration Statement shall have been declared effective, the Company shall mail, or cause to be mailed, the Proxy Statement/Prospectus to its stockholders.

(g) If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus or one or both of the Registration Statements containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or one or both of the Registration Statements, Verizon and the Company shall promptly notify each other of the occurrence of such event and then the applicable party shall promptly prepare, file and clear with the SEC and, in the case of the Proxy Statement/Prospectus, mail, or cause to be mailed, to the Company’s stockholders each such amendment or supplement.

(h) Verizon and Spinco agree to promptly provide the Company with the information concerning Verizon, Spinco and their respective Affiliates required to be included in the Proxy Statement/Prospectus and the Company Registration Statement. In furtherance of the foregoing, Verizon and Spinco shall use all commercially reasonable efforts to, or shall use all commercially reasonable efforts to cause their representatives to, furnish as promptly as practicable to the Company such additional financial and operating data and other information concerning the Spinco Business as the Company may reasonably request to complete the Proxy Statement/Prospectus and the Company Registration Statement in accordance with the Securities Act and/or Exchange Act (including any financial statements required to be included therein).

(i) The Company agrees to promptly provide Spinco with the information concerning the Company and its Affiliates required to be included in the Spinco Registration Statement. In furtherance of the foregoing, the Company shall use all commercially reasonable efforts to, or shall use all commercially reasonable efforts to cause its representatives to, furnish as promptly as practicable to Spinco such additional financial and operating data and other information concerning the business of the Company as Spinco may reasonably request to complete the Spinco Registration Statement in accordance with the Securities Act and/or Exchange Act (including any financial statements required to be included therein).

7.4 Stockholders Meeting.

(a) As promptly as practicable following the date hereof and the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the Company Registration Statement shall have been declared effective, the Company shall call a special meeting of its stockholders (the “Company Stockholders Meeting”) to be held as promptly as practicable for the purpose of voting upon (i) the adoption of this Agreement, (ii) the amendment of the Company’s certificate of incorporation to increase the number of authorized shares of Company Common Stock in connection with the issuance of the Aggregate Merger Consideration and (iii) the issuance of shares of Company Common Stock pursuant to the Merger. This Agreement shall be submitted for adoption to the stockholders of the Company at such special meeting. The Company shall deliver, or cause to be delivered, to the Company’s stockholders the Proxy Statement/Prospectus in definitive form in connection with the Company Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and the Company’s certificate of incorporation and bylaws and shall conduct the Company Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, certificate of incorporation and bylaws.

(b) The Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of the items in Section 7.4(a)(i)-(iii) (the “Company Board Recommendation”) and shall not withdraw, modify or qualify or publicly propose to withdraw, modify or qualify, in any manner adverse to Verizon, the Company Board Recommendation, including approving or recommending a Company Acquisition Proposal or a Company Superior Proposal or any other alternative course of action (any such action, a “Change of Board Recommendation”); provided that the Board of Directors of the Company may make a Change of Board Recommendation pursuant to and in conformity with Section 7.11(c). For the avoidance of doubt, the obligation of the Company to call and hold the Company Stockholder Meeting for the purpose of voting upon the items in Section 7.4(a)(i)-(iii) shall not be affected by a Change of Board Recommendation.

7.5 Efforts to Close. Subject to the terms and conditions of the applicable Transaction Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in accordance with the terms of the Transaction Agreements the transactions contemplated by the Transaction Agreements, including executing such documents, instruments or conveyances of any kind that may be reasonably necessary or advisable on the terms set forth herein to carry out any of the transactions contemplated by the Transaction Agreements; provided, however, that such additional documents, instruments and conveyances shall not (w) provide for additional representations or warranties, (x) impose additional obligations or liabilities on any party, (y) delay the consummation of the transactions contemplated by this Agreement or (z) be inconsistent with the express terms of any Transaction Agreement.

7.6 Regulatory Matters.

(a) Subject to the terms and conditions set forth in this Agreement, each of Verizon, Spinco and the Company shall use all commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including, subject to Section 7.18, consummating the Special Payment Financing), on the express terms set forth herein, including (i) the obtaining of all necessary actions, waivers, consents and approvals from any Governmental Authority and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, each of Verizon, Spinco and the Company shall (i) promptly (but in no event later than 60 days after the date hereof) file all applications requiring prior approval or other submissions required to be filed with (x) the FCC (the “FCC Applications”), except those submissions addressed in Sections 7.6(i) below and 7.6(j), which shall be made as set forth in those Sections, and except those applications that may be filed with the FCC for “immediate approval” under 47 C.F.R. Section 1.948(j)(2) or for approval that permits operation upon application under 47 C.F.R. Section 90.159(c) and (y) the State Regulators in the states listed in Section 4.2(c) of the Verizon Disclosure Letter and Section 6.3(d) of the Company Disclosure Letter (each, a “State PUC Application”), in each case to effect the transfer of control of the Spinco Business and to cause such authorities to permit consummation of each of the transactions contemplated hereby or by the Distribution Agreement, and respond as promptly as practicable to any additional requests for information received from the FCC or any State Regulator or by any party to a FCC Application or a State PUC Application, (ii) use all commercially reasonable efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules or rules of any State Regulator, (iii) use all commercially reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals. All such filings shall be joint filings, unless Verizon and the Company mutually agree otherwise.

(c) Each of the Company and Verizon shall use all commercially reasonable efforts to obtain the consents of the FCC, the State Regulators in the states listed in Section 4.2(c) of the Verizon Disclosure Letter and Section 6.3(d) of the Company Disclosure Letter, any other State Regulators or other Governmental Authorities relating to communications regulatory matters (including multichannel video) that may require consents, permits, authorizations or approvals and any local municipal and county franchise authorities with respect to video franchises, in each case as are required to effect the transfer of control of the Spinco Business and permit the consummation of each of the transactions contemplated hereby or by the Distribution Agreement (such consents collectively, the “Telecommunications Regulatory Consents”), and the parties agree to cooperate fully with each other and with the applicable Governmental Authorities to obtain the Telecommunications Regulatory Consents at the earliest practicable date. The Company and Verizon shall cooperate in seeking to demonstrate that the transactions contemplated hereby meet all applicable regulatory standards (as they may be in effect from time to time) and to obtain all Telecommunications Regulatory Consents without any changes or the imposition of any conditions or restrictions, other than those (i) the Company may offer in its discretion in any application for an Order approving the transactions contemplated hereby or in any related filing or testimony or (ii) that would not reasonably be expected to constitute a Materially Adverse Regulatory Condition. In the event any Governmental Authority imposes any such material change, condition or restriction on the grant or receipt of any Telecommunications Regulatory Consents, each of the Company and Verizon shall use all commercially reasonable efforts to seek modification or removal of such change, condition or restriction.

(d) Within 120 days after the date of this Agreement, or such other time as the parties may agree, the parties will make such filings, if any, as may be required by the HSR Act with respect to the transactions contemplated by this Agreement. Thereafter, the parties will file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise, including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably practicable after the execution and delivery of this Agreement. The Company shall pay all application fees required in connection with any filings under the HSR Act.

(e) Verizon and the Company shall each cause their respective counsel to furnish the other party such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act or with respect to any Telecommunications Regulatory Consents.

(f) Verizon and the Company shall each cause their respective counsel to supply to the other party copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and any related transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same, and except for documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Verizon’s or the Company’s negotiating objectives or strategies or purchase price expectations.

(g) The parties shall use all commercially reasonable efforts to cooperate with each other in their communications with any Governmental Authority and related parties, consultants and advisors relative to matters that relate directly to or may affect the consummation of Merger or the transactions contemplated hereby. No party or its advisor shall initiate communications, orally or in writing, with, or respond to any inquiry or request of, any Governmental Authority, including the FCC, the U.S. Department of Justice, State Regulators, state attorney generals and local franchising authorities, or any consumer advocate which is, or may reasonably be expected to be, a party to a proceeding before a Governmental Authority, or any third-party consultant or advisor to any of the foregoing, regarding the Merger or the transactions contemplated hereby, without providing the other party, when reasonably practicable, with reasonable advance notice of the communication or response. If a Governmental Authority or any consumer advocate or any third-party consultant or advisor to any of the foregoing initiates communications on matters that relate directly to or may affect the Merger or the transactions contemplated hereby, the contents or substance of that communication shall be disclosed as promptly as practicable to the other parties by providing a copy of any written communication and a summary of any oral communication.

(h) If any objections are asserted with respect to the transactions contemplated hereby or the Transaction Agreements under any Regulatory Law or if any suit is instituted (or threatened to be instituted) by any Governmental Authority or any private party recommending or seeking to deny the granting of any Telecommunications Regulatory Consent or challenging any of the transactions contemplated hereby as violative of any Regulatory Law or otherwise, each of the Company, Verizon and Spinco shall cooperate in all respects with the other and shall use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement on the express terms contemplated hereby and by the Transaction Agreements without any changes or the imposition of any conditions or restrictions, other than those (i) the Company may offer in its discretion in any application for an order approving the transaction contemplated hereby or in any related filing or testimony or (ii) that would not reasonably be expected to constitute a Materially Adverse Regulatory Condition; provided, however, that the foregoing obligations shall not apply to a final Order of the FCC or any State Regulators. Neither Verizon nor the Company shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other party. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.6 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1 so long as such party has, prior to such termination, complied in all respects with its obligations under this Section 7.6. For purposes of this Agreement, “Regulatory Law” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, the Communications Act of 1934, as amended, and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that relate to the granting of regulatory consents in respect of telecommunications matters or that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the communications industry or otherwise through merger or acquisition.

(i) To the extent necessary to comply with state laws and regulations and FCC Rules, including those prohibiting “slamming” as set forth in 47 C.F.R. Section 64.1120, at least 60 days prior to the estimated Closing Date (as reasonably estimated by the parties), (i) the Company shall, at its own expense, prepare and deliver to Verizon a draft notice providing the information required by 47 C.F.R. Section 64.1120(e) addressed to the telecommunications customers of Spinco and the Spinco Subsidiaries, after giving effect to the Contribution, it being understood that Verizon shall have the opportunity to review and comment on the contents of such notice; and (ii) Verizon shall, at the Company’s cost and expense (which shall be a reimbursement of Verizon’s out-of-pocket costs and expenses), cause such notice to be delivered to such customers at least 30 days before the estimated Closing Date (as reasonably estimated by the parties) by a direct mailing or in accordance with such method of notice and notification period that the FCC or State Regulators may order or require. Verizon and/or Spinco will be responsible for preparing, distributing, and filing (at the Company’s expense) any notices relating to “discontinuance, reduction, or impairment” of service to the customers of Spinco and the Spinco Subsidiaries after giving effect to the Contribution required by 47 C.F.R. Sections 63.19 and 63.71.

(j) On or prior to the Closing Date, the Company, at its own expense, shall adopt (to the extent permitted by State Regulators) the tariffs, price lists, schedules of rates, or other statements of terms and conditions, including special customer arrangements, special assemblies, price flex arrangements, and individual customer-based arrangements of Verizon and other Verizon Affiliates for telecommunications services, which are applicable in whole or in part in the Territory, are effective under applicable Laws, and are in effect immediately prior to the Closing (collectively, the “Tariffs”). The Company shall maintain the Tariffs in effect at least until the end of the service term specified in (i) the Tariffs (to the extent permitted by State Regulators), (ii) agreements implementing such Tariffs with customers served by Verizon’s Affiliates under retained Blended Customer Contracts and the agreements of customers who do not provide Third Party Consents under this Agreement (each a “Specified Contract”) and (iii) agreements implementing such Tariffs with Persons who are Affiliates of Verizon on or before the Closing Date, and any optional renewal term exercisable by customers which are party to a Specified Contract or such Affiliates in such agreements or Tariffs. The Company further agrees that, to the extent such Tariffs or agreements implementing such Tariffs contain rates and charges or other terms and conditions based on volume of service, amount of purchase or spend, or similar volume commitments by the customers which are party to a Specified Contract or such Affiliates (the “Volume Commitments”), the Company will reduce such Volume Commitments pro-rata, without a change in rates and charges or other terms and conditions under such Tariffs or agreements, to reflect the fact that the customers who are party to a Specified Contract or such Affiliates may, after Closing, take service from both Verizon Affiliates and the Company and not from Verizon Affiliates or the Company alone. The pro-rata reduction shall be equal to or exceed the amount of the Volume Commitment provided by Verizon Affiliates after Closing. By way of example, and not by limitation, if after Closing, such customer or Affiliate purchased 75% of a Volume Commitment from the Company and 25% of a Volume Commitment from Verizon Affiliates, then the Company would reduce the Volume Commitment by 25% in affected Tariffs and agreements implementing such Tariffs. At its own expense, the Company shall make all filings and take all other actions as may be required by applicable Laws to make the Tariffs and pro-rata reductions of Volume Commitments adopted or made by the Company under this Section 7.6(j) legally effective not later than the Effective Time. If the applicable State Regulators do not permit, in whole or in part, the adoption of such Tariffs by the Company or the maintenance of such Tariffs during the service terms described above in this Section 7.6(j), then from and after the Effective Time and through the date on which the Company would no longer have been required under this Section 7.6(j) to maintain the applicable Tariffs had such State Regulators permitted their adoption, the Company will provide service terms, rates and services equivalent to the applicable Tariffs, including reductions in Volume Commitments, by means and methods acceptable to the applicable State Regulators.

(k) In cases in which Verizon or any of its Affiliates is a party to a Contract with a competitive local exchange carrier, a local exchange carrier, or an interexchange carrier for interconnection services within the Territory (collectively, the “Verizon Interconnection Agreements”), Verizon and the Company agree that until Closing and for a period of six months following the Closing Date, each of Verizon and the Company shall use all commercially reasonable efforts to facilitate the negotiation of similar agreements or modifications to and assignments of the Verizon Interconnection Agreements that will transfer the benefits and obligations of Verizon contained in such Verizon Interconnection Agreements to the Company after Closing.

7.7 Employee Matters. Verizon, Spinco and the Company agree that throughout the internal restructurings taken in contemplation of this Agreement, including the Internal Spinoffs and Internal Restructurings, the Contribution, Distribution, and the Merger, the Spinco Business Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and, also for union-represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements, in each case as contemplated by and provided in the Employee Matters Agreement and other than as set forth in Section 2.3 of the Distribution Agreement.

7.8 Certain Third Party Consents.

(a) Verizon and Spinco shall use all commercially reasonable efforts to identify and obtain prior to the Closing any material Verizon Third Party Consents necessary to be obtained to authorize, approve or permit the consummation of the transactions contemplated by the Distribution Agreement or this Agreement. If such Verizon Third Party Consents have not been obtained prior to the Closing, Verizon and the Surviving Corporation shall use all commercially reasonable efforts thereafter to obtain such Verizon Third Party Consents within six months following the Closing Date; provided, however, that any consent costs or other considerations to be paid by Verizon and the Company (or, for periods following the Closing, the Surviving Corporation) to obtain Verizon Third Party Consents sought pursuant to this Section 7.8(a) and Verizon IP Consents sought pursuant to Section 7.8(b), together with costs associated with the separation of any Blended Customer Contract as provided in Section 7.8(e), shall be borne by the parties as provided in Section 7.8(a) of the Verizon Disclosure Letter; provided further, however, that (x) such limitation shall not apply to any filing, recordation or similar fees payable to any Governmental Authority, which filing, recordation or similar fees shall be shared equally between Verizon, on the one hand, and the Company or the Surviving Corporation, on the other hand, and (y) such calculation of amounts for which the parties have agreed to share shall exclude any amounts payable by the Surviving Corporation pursuant to the Software License Agreement.

(b) Promptly following the date hereof and, if the Closing occurs, for a period of six months following the Closing Date, Verizon shall use, and shall cause its Affiliates to use, all commercially reasonable efforts, in cooperation with the Company or the Surviving Corporation, to identify and thereafter obtain Verizon IP Consents. The parties shall bear the costs of obtaining any Verizon IP Consent (collectively, the “Verizon IP Consent Costs”) as provided in Section 7.8(a) of the Verizon Disclosure Letter. For the avoidance of doubt, (i) Verizon IP Consents shall include any authorization, approval, consent, waiver or replacement license of a third Person required to permit the Surviving Corporation and its Subsidiaries, as applicable, to retain rights after the Closing to any material Network Element Software that is made available to one or more Contributing Companies pursuant to a Retained Contract and (ii) except to the extent provided otherwise in Section 7.8(a) of the Verizon Disclosure Letter, Verizon IP Consent Costs shall not include the costs attributable to obtaining for the benefit of the Surviving Corporation or its Subsidiaries any upgrade or maintenance, support or other service used or useful in the operation of material Network Element Software following the Closing or the costs attributable to any licenses under Verizon Third Party Intellectual Property required to receive and use services pursuant to the Software License Agreement.

(c) Notwithstanding anything to the contrary contained herein, but subject to the obligations set forth in this Section 7.8(c) and, with respect to the circumstances described in the first sentence of Section 7.8(f), to the provisions of Section 7.8(f), to the extent any Verizon Third Party Consent or Verizon IP Consent is required in connection with the consummation of the transactions contemplated by the Distribution Agreement or this Agreement and such Verizon Third Party Consent or Verizon IP Consent is not received at or prior to the Closing, then, (i) if applicable, the Contract that is the subject of such Verizon Third Party Consent shall not be assigned in the Contribution and (ii) if applicable, to the extent any such Contract requiring a Verizon Third Party Consent may only be enjoyed by Verizon or an Affiliate of Verizon, such Contract shall be transferred to Verizon or another Affiliate of Verizon, and Verizon agrees in each case to use all commercially reasonable efforts to make the benefits of any such Contract available to the Surviving Corporation for the remaining term thereof (it being understood that Verizon shall not be obligated to renew or extend any such Contract other than those that are up for renewal or extension within six months following the Closing Date) and its Subsidiaries following the Closing Date, subject to (x) the assumption of obligations in respect of such Contract (to the extent such obligations relate to or arise from the benefits of such Contract that have been made available to the Surviving Corporation and its Subsidiaries) by the Surviving Corporation and its Subsidiaries and (y) the limitations on required payments set forth in Sections 7.8(a) and 7.8(b).

(d) Verizon shall use all commercially reasonable efforts to deliver to the Company within 60 days of the date hereof (i) a list of all third parties who are counterparties to a Retained Contract and which Verizon reasonably believes were paid an aggregate of $250,000 or more in calendar year 2008 by Verizon or its Subsidiaries as indicated in the accounts payable system of Verizon in respect of such Contract and (ii) to the extent not prohibited pursuant to confidentiality obligations contained in any such Contract, either (A) a copy of such Contract (if such Contract is in writing) or (B) a description of the products/services which are the subject of the Contract.

(e) With respect to Blended Customer Contracts, Verizon and the Company will use all commercially reasonable efforts to obtain prior to the Closing or, if not obtained, will use all commercially reasonable efforts to obtain within six months following the Closing Date, from the counterparty to each Blended Customer Contract any needed consent to separate the portion of such Contract that relates to the goods or services purchased from or supplied to the Spinco Business under such Blended Customer Contract, it being agreed that Verizon and the Company shall not be required to grant any consideration to any counterparty to such a Blended Customer Contract except to the extent of any consent costs that are included in the amounts for which Verizon has agreed to be responsible pursuant to Section 7.8(a). The Contract constituting the separated portion of any Blended Customer Contract that relates to the Spinco Business as described in the preceding sentence shall be assumed by and become the responsibility of Spinco (or the Surviving Corporation to the extent it is separated following the Closing).

(f) With respect to (x) any Contract associated with a Retained Customer Account, (y) any failure to assign any customer Contract that would have been assigned in the Contribution as a Spinco Asset but for the failure to obtain a Verizon Third Party Consent or (z) any failure to assume any Blended Customer Contract that would have been assumed in part by Spinco pursuant to Section 7.8(e) but for the failure of the counterparty to consent to such assumption, then (i) to the extent such Contract involves the provision to the customer thereunder of ILEC services that are a part of the Spinco Business, Verizon shall use the Surviving Corporation and its Subsidiaries succeeding to the Spinco Business to provide such services to such customer subject to the rights, if any, of such customer under such Contract to consent thereto and (ii) to the extent such Contract involves the provision to the customer thereunder of non-ILEC services, Verizon shall continue to provide such services to such customer in accordance with such Contract. With respect to ILEC services delivered by the Surviving Corporation and its Subsidiaries in respect of such Contracts, Verizon shall either (A) remit to the Surviving Corporation amounts received from the applicable customers in accordance with the applicable Tariff (which the Surviving Corporation shall have mirrored in accordance with Section7.6(j)) or, if applicable, in accordance with Section 7.6(j), in each case including as to payment terms or (B) make payment to the Surviving Corporation in accordance with the terms of the applicable Transferred Affiliate Arrangement, including as to payment terms. With respect to non-ILEC services and ILEC services delivered by Verizon or its Subsidiaries under such Contracts without the assistance of the Surviving Corporation or its Subsidiaries, Verizon shall remit to the Surviving Corporation its net amounts received (after payment of third party costs and any applicable taxes) in respect of the delivery of such services to such customers, which payment shall be made by Verizon promptly after its receipt of such revenues and in any event no later than 45 days thereafter. The provisions of this Section 7.8(f) shall exclusively govern the circumstances described in the first sentence hereof, notwithstanding any other provision of this Agreement or the Distribution Agreement.

(g) Verizon will use all commercially reasonable efforts to identify to the Company prior to the Closing any Verizon Guarantees (as defined in the Distribution Agreement) and any Spinco Guarantees (as defined in the Distribution Agreement).

(h) Within ninety days of the date hereof, Verizon shall deliver to Company, to the best of its knowledge after reasonable diligence, a complete and accurate list, as of the date of delivery of such list, of all Third Party Software (as defined in the Software License Agreement and the FiOS Software License Agreement) used in or with the Software (as defined in the Software License Agreement), the FS Software (as defined in the FiOS Software License Agreement), and other material Third Party Software. Such list shall include the name of the vendor/supplier of each such item of Third Party Software, the type of license (e.g., facilities based, seat, location based, etc.), and a good faith estimate of the license fees for each such item of Third Party Software on such list. Verizon shall update the list promptly if any additional Third Party Software is used as described above at any time after the delivery of the initial list and prior to the Closing. Prior to the Closing, Verizon shall cooperate with Company as reasonably requested by Company in obtaining licenses to such Third Party Software, including by waiving any provisions in its agreements with the vendors/suppliers of the Third Party Software that would prohibit such vendors/suppliers from licensing such software to Company or its Affiliates.

(i) The Parties covenant to work in good faith to complete Schedule A of the Software License Agreement within 30 days of the date hereof. Schedule A shall include (1) a description of the services to be performed, (2) the Software to which such services shall be applied, and (3) a breakdown of the Annual Maintenance Fee (as defined in the Software License Agreement) by each portion of Software. Verizon shall update the list promptly if any additional Maintenance Services (as defined in the Software License Agreement) become applicable to the Software or the FS Software, respectively, as each is used in the Spinco Business and the Spinco FS Business (as defined in the FiOS Software License Agreement) at any time after the delivery of the initial list and prior to the Closing.

7.9 Tax Matters.

(a) As soon as reasonably practicable after the date of this Agreement, Verizon and the Company, as to matters germane to the Merger, shall submit to the IRS a request (the “Ruling Request”) for (i) the IRS Ruling, and (ii) any other ruling in connection with the Contribution, the Distribution or the Merger that Verizon, in consultation with the Company, deems to be appropriate. The initial Ruling Request and any supplemental materials submitted to the IRS relating thereto (each, an “IRS Submission”) shall be prepared by Verizon. Verizon shall provide the Company with a reasonable opportunity to review and comment on each IRS Submission prior to the filing of such IRS Submission with the IRS as contemplated by Section 10.01(b) of the Tax Sharing Agreement; provided that Verizon may redact from any IRS Submission any information (“Redactable Information”) that (A) Verizon, in its good faith judgment, considers to be confidential and not germane to the Company’s or Spinco’s obligations under this Agreement or any of the other Transaction Agreements, and (B) is not a part of any other publicly available information, including any non-confidential filing.

(b) Verizon shall provide the Company with copies of each IRS Submission as filed with the IRS promptly following the filing thereof; provided that Verizon may redact any Redactable Information from the IRS Submission. Each of Verizon, Spinco and the Company agrees to use all commercially reasonable efforts to obtain the IRS Ruling and the other rulings set forth in the Ruling Request, including providing such appropriate information and representations as the IRS shall require in connection with the Ruling Request and any IRS Submissions. Solely for the avoidance of doubt, nothing in this Section 7.9(b) shall provide grounds for Verizon, Spinco or the Company to alter any obligation or limitation imposed upon it under this Agreement.

(c) Each of Verizon, Spinco and the Company agrees to use all commercially reasonable efforts to obtain the Distribution Tax Opinion. The Distribution Tax Opinion shall be based upon the IRS Ruling, any other rulings issued by the IRS in connection with the Ruling Request, and customary representations and covenants, including those contained in certificates of Verizon, Spinco, the Company and others, reasonably satisfactory in form and substance to Verizon Tax Counsel (such representations and covenants, the “Distribution Tax Representations”). Each of Verizon, Spinco and the Company shall deliver to Verizon Tax Counsel, for purposes of the Distribution Tax Opinion, the Distribution Tax Representations.

(d) Verizon and Spinco, on the one hand, and the Company, on the other hand, shall cooperate with each other in obtaining, and shall use all their respective commercially reasonable efforts to obtain, a written opinion of their respective tax counsel, Company Tax Counsel, in the case of the Company, and Verizon Tax Counsel, in the case of Verizon and Spinco, in form and substance reasonably satisfactory to the Company and Verizon, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, and no gain or loss will be recognized by Spinco or its stockholders (except to the extent of cash in lieu of fractional share interests) in the Merger. Each of the Company, Verizon and Spinco shall deliver to Company Tax Counsel and Verizon Tax Counsel for purposes of the Merger Tax Opinions customary representations and covenants, including those contained in certificates of the Company, Verizon, Spinco and others, reasonably satisfactory in form and substance to Company Tax Counsel and Verizon Tax Counsel.

(e) Prior to the Effective Time, each of Verizon, Spinco and the Company agrees to use all commercially reasonable efforts to cause the Tax-Free Status of the Transactions.

7.10 Access to Information. Upon reasonable notice, each of Verizon, Spinco and the Company shall, subject to applicable Law, afford to each other and to each other’s respective officers, employees, accountants, counsel and other authorized representatives, reasonable access during normal business hours, from the date hereof through to the date which is the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 9.1, to its and its Subsidiaries’ officers, employees, accountants, consultants, representatives, plants, properties, Contracts (other than Retained Contracts), commitments, books, records (including Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all commercially reasonable efforts to cause its respective representatives to furnish promptly to the others such additional financial and operating data and other information in its possession, as to its and its Subsidiaries’ respective businesses and properties as the others or their respective duly authorized representatives, as the case may be, may reasonably request, it being understood that in no event will any party be required to provide access to its accountants’ work papers or to customers proprietary network information (other than as the parties may mutually agree in a separate written agreement and, with respect to customer proprietary network information, to the extent permitted by the FCC Rules) and, in the case of Spinco and Verizon, the foregoing obligations will be limited to information regarding the Spinco Business.

7.11 No Solicitation.

(a) Except as set forth in Sections 7.11(b) through (d) hereof, the Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 9.1, neither it nor any Company Subsidiary shall, and that it shall use all commercially reasonable efforts to cause its and each of the Company Subsidiary’s officers, directors, employees, advisors and agents not to, directly or indirectly, (i) knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by the Company or the Company Subsidiaries) shall be a breach of this Section 7.11(a) by the Company. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from, prior to the receipt of the Requisite Approval, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person a bona fide Company Superior Proposal or a Company Acquisition Proposal that the Company’s Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) would reasonably be expected to lead to a Company Superior Proposal and in either case that was not solicited after the date of this Agreement, (ii) the Company’s Board of Directors determines in good faith (after consultation with its legal advisors) that its failure to do so would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties under applicable Law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, such information has been provided to Verizon (or is provided to Verizon at the same time it is provided to such Person, to the extent not previously provided or made available to Verizon) and (iv) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company’s Board of Directors notifies Verizon promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any of their officers, directors, employees, advisors and agents after the date of this Agreement indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company agrees that it shall keep Verizon reasonably informed, on a reasonably prompt basis (and in any event within 24 hours following receipt of any Company Acquisition Proposal or any changes thereto), of the status and material terms of any such proposals or offers, any changes thereto, and the status of any such discussions or negotiations and will notify Verizon promptly of any determination by the Company’s Board of Directors that a Company Superior Proposal has been made. For purposes of this Agreement, a “Company Superior Proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries and otherwise on terms which the Board of Directors of the Company (after consultation with its legal and financial advisors) determines in its good faith judgment to be more favorable to the Company’s stockholders than the Merger (taking into account all of the terms and conditions of such proposal and of this Agreement as well as any other factors deemed relevant by the Board of Directors of the Company) and reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c) Notwithstanding anything to the contrary contained herein, but subject to compliance with this Section 7.11(c), prior to the receipt of the Requisite Approval, the Board of Directors of the Company may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would reasonably be expected (taking into account any new or revised proposals made by Verizon) to result in a breach of its fiduciary duties under applicable Law, effect a Change of Board Recommendation, but only if:

(i) the Company shall have provided prior written notice to Verizon of its intention to take any such action at least five Business Days in advance of taking such action (the “Notice Period”), which notice shall specify (A) if such Change of Board Recommendation is not being made as a result of a Company Superior Proposal, the Board of Directors’ reasons for taking such action, and (B) if such Change of Board Recommendation is being made as a result of a Company Superior Proposal, or involves the recommendation of a Company Superior Proposal, the material terms and conditions of any such Company Superior Proposal (including the identity of the party making such Company Superior Proposal); and

(ii) prior to effecting such Change of Board Recommendation or recommending such Company Superior Proposal the Company shall provide Verizon the opportunity to submit an amended written proposal or to make a new written proposal to the Board of Directors of the Company during the Notice Period.

In the event of any material revisions to the Company Superior Proposal, the Company shall be required to deliver a new written notice to Verizon and to comply with the requirements of this Section 7.11(c) with respect to such new written notice except that the Notice Period shall be reduced to two Business Days.

(d) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with its legal advisors), it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, unless accompanied by an express rejection of any applicable Company Acquisition Proposal or an express reaffirmation of the Company Board Recommendation, shall be deemed to be a Change of Board Recommendation subject to Section 7.11.

7.12 Director and Officer Matters.

(a) From and after the date hereof, the Company, the Surviving Corporation and their respective Subsidiaries shall provide such cooperation and assistance as Verizon may reasonably request to enable, if Verizon so chooses, Verizon or a Subsidiary thereof to maintain following the Closing, at Verizon’s expense, directors’ and officers’ liability insurance policies and fiduciary liability insurance policies covering each person who is, or has been at any time prior to the Effective Time, an officer or director of Verizon or a Contributing Company and each person who served at the request of a Contributing Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including any person serving in such capacity with respect to Spinco or a Spinco Subsidiary (the “Identified Persons”).

(b) At the Closing, the Surviving Corporation will, on behalf of itself, its Subsidiaries and their respective successors and assigns and for all parties claiming by, through or under them (the “Surviving Corporation Releasors”), execute and deliver to each Identified Person a release irrevocably releasing, remising and forever discharging such Identified Person, and its estates and heirs, of and from any and all claims, whether presently known or unknown, which any Surviving Corporation Releasor has or may have of any kind arising out of or pertaining to acts or omissions, or alleged acts or omissions, by such Identified Person in the capacities specified in Section 7.12(a) prior to the Effective Time; provided, however, that such release shall also include a release, executed by such Identified Person, on behalf of itself and its estates and heirs and for all parties claiming by, through or under them (the “Identified Persons Releasors”), irrevocably releasing, remising and forever discharging the Surviving Corporation, its Subsidiaries and their respective successors and assigns, of and from any and all claims, whether presently known or unknown, which any Identified Persons Releasor has or may have of any kind.

(c) In the event of any claim, action, suit, arbitration, proceeding or investigation (“Action”) arising out of or pertaining to acts or omissions, or alleged acts or omissions, by the Identified Persons in the capacities specified in Section 7.12(a) prior to the Closing, from and after the Effective Time the Surviving Corporation and its Subsidiaries shall provide reasonable cooperation, at Verizon’s expense, in defense of any such Action.

7.13 Public Announcements. Verizon and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement. Neither of them shall issue any such press release or make any such public announcement or statement (including through any advertising, press conference, media appearance or other forum) prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use all commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

7.14 Notification.

(a) Verizon shall give notice to the Company, and the Company shall give notice to Verizon, of any occurrence or non-occurrence of any fact or event that would reasonably be expected to cause the failure of Verizon or its Affiliates or the Company or its Affiliates, as the case may be, to comply with or satisfy, in any material respect, any closing condition set forth in Article VIII.

(b) Each of the parties hereto shall keep the others informed on a timely basis as to (i) the status of the transactions contemplated by the Transaction Agreements and the obtaining of all necessary and appropriate exemptions, rulings, consents, authorizations and waivers related thereto, including the Telecommunications Regulatory Consents and (ii) the status of any other material regulatory proceeding pending as of the date hereof or arising prior to the Effective Time, affecting the Spinco Business or the business of the Company, as applicable.

7.15 Control of Other Party’s Business. Nothing contained in this Agreement shall give Verizon or Spinco, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Spinco Business prior to the Effective Time. Prior to the Effective Time, Verizon and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

7.16 Financial Statements and Related Information.

(a) Beginning with the fiscal quarter ending on March 31, 2009, Verizon will deliver to the Company, (i) with respect to each fiscal quarter other than the last fiscal quarter of a fiscal year, promptly upon their being prepared (and in any event no later than 40 days after the end of such fiscal quarter), unaudited combined Statements of Selected Assets, Selected Liabilities and Parent Funding of the local exchange businesses and related landline activities of Verizon in the Territory (including Internet access and certain long distance services provided to customers in those states), together with the related unaudited combined statements of income, cash flows and parent funding for the portion of the fiscal year then ended and (ii) with respect to the last fiscal quarter of a fiscal year, promptly upon their being prepared (and in any event no later than 75 days after the end of such fiscal quarter), audited combined Statements of Selected Assets, Selected Liabilities and Parent Funding of the local exchange businesses and related landline activities of Verizon in the Territory (including Internet access and certain long distance services provided to customers in those states), together with the related audited combined statements of income, cash flows and parent funding for such fiscal year. Such statements shall be prepared from the books and records of Verizon and the Contributing Companies (to the extent relating to the Spinco Business) in accordance with GAAP applied on a consistent basis throughout the periods involved using the same accounting principles, practices, methodologies and policies used in preparing the Spinco Financial Statements (except as may otherwise be required under GAAP), shall satisfy the requirements of Regulation S-X under the Exchange Act and present fairly, in all material respects, the financial position and operating results and changes in cash flows and changes in parent funding of the Spinco Business as of the dates and for the periods indicated therein.

7.17 Directors of the Surviving Corporation. The Company, Verizon and Spinco shall take all action reasonably necessary to cause the Board of Directors of the Company immediately prior to the Effective Time to consist of twelve members, (i) three of whom shall be designated by Verizon and (ii) nine of whom shall be designated by the Company, which directors shall be the Board of Directors of the Surviving Corporation. One of the Company’s designees shall serve as chairman of the board. Within six months following the date of this Agreement, Verizon shall give the Company written notice setting forth its designees to the Surviving Corporation’s Board of Directors and such information with respect to each of its designees as is required to be disclosed in the Proxy Statement/Prospectus or would be required to be disclosed in a proxy statement for an annual meeting. Promptly after Verizon gives such notice to the Company, and in any event within 20 days thereafter, the Company shall notify Verizon of its designees to the Surviving Corporation’s Board of Directors. Without limiting the foregoing and prior to the Effective Time, the Company shall take all actions necessary to obtain the resignations of all members of its Board of Directors who will not be directors of the Surviving Corporation and for the Board of Directors of the Company to fill such vacancies with the new directors contemplated by this Section 7.17. Verizon’s director nominees under this Section 7.17 will (x) not be employees of Verizon, its Affiliates or Cellco Partnership or any of its Subsidiaries and (y) will satisfy the requirements for director independence under the rules and regulations of the SEC and the NYSE.

7.18 Financing

(a) The parties acknowledge that it is contemplated that the Special Payment shall be financed through the incurrence of one or more term loan bank borrowings and/or capital markets issuances by Spinco prior to or substantially contemporaneous with the Distribution (collectively, the “Special Payment Financing”) and that in connection with the Distribution Spinco may issue to Verizon or a Verizon Subsidiary Spinco Securities. From time to time following the date hereof, Verizon and the Company shall meet to discuss strategy and timing for seeking proposals from reputable lenders and/or underwriters to provide, arrange and/or underwrite the Special Payment Financing, which financing may be negotiated, drawn down and/or issued in one or more tranches.

(b) Verizon and the Company shall jointly solicit proposals from reputable financing sources no later than nine months after the date hereof (and, at such time, Verizon shall provide the Company with its then-current estimate of its Distribution Date tax basis in Spinco) and the Company shall select from among the proposals received one or more which the Company reasonably determines to be the most favorable. Promptly thereafter, the Company and Verizon shall commence negotiations with the financing sources thereunder. The Company shall take the lead in such negotiations and shall keep Verizon informed of all material developments and provide Verizon with an opportunity to participate in all negotiations. The Company and Verizon shall use all commercially reasonable efforts to finalize all documentation with respect to the Special Payment Financing. The Company agrees to discuss and consider from time to time, at the request of Verizon, the possibility of causing Spinco to incur a portion of the Special Payment Financing in advance of the Closing, it being understood that the Company shall be under no obligation to do so. Subject to Section 7.18(e) and the following proviso, the Company and Verizon shall be required to accept and execute documentation relating to (and cause Spinco to execute documentation relating to) the Special Payment Financing and, if applicable, the Spinco Securities, provided that if at the time proposed for acceptance and execution of documentation relating to the Special Payment Financing and, if applicable, the Spinco Securities, the negotiated terms thereof do not satisfy the requirements of clauses (i) or (ii) of Section 7.18(e), and if as of such time, the parties would otherwise be obligated to close the transactions contemplated hereby due to the satisfaction of the conditions set forth in Article VIII (other than those that would be satisfied by action at the Closing and other than the condition in Section 8.2(d)), the Company shall promptly so notify Verizon and either the Company or Verizon may elect to defer the Closing (subject to the satisfaction of such closing conditions on such deferral date) until the final Business Day of the next calendar month (a “Financial Market Deferral”). If elected, the parties shall cooperate in seeking to improve the proposed terms of the Special Payment Financing and, if applicable, the Spinco Securities during such deferral period. A Financial Market Deferral may be elected on one or more occasions but no more than four times in total by the Company and Verizon, and, notwithstanding the foregoing, if elected for a fourth time, the period of such deferral shall last until the final Business Day of the second calendar month following the date on which such deferral is elected.

(c) If Verizon notifies the Company that Spinco Securities are to be issued, the Company shall take the lead in the negotiation of the terms and conditions thereof with the financial institutions selected by Verizon to be party to any Debt Exchange elected to be consummated by Verizon and shall keep Verizon informed of all material developments and provide Verizon with an opportunity to participate in all negotiations relating to the terms of such Spinco Securities. In such event, the Company shall, in consultation with Verizon, determine the final form of the Spinco Securities and related agreements (including registration rights arrangements and indenture) consistent with the terms set forth in Exhibit G of the Distribution Agreement; provided that the covenants and economic terms thereof would reasonably be expected to result in the Spinco Securities being exchanged for Verizon obligations in an equal principal amount. If Verizon elects to consummate the Debt Exchange, it shall have the sole right to structure the arrangements relating thereto with underwriters, arrangers and other third parties relating to the Debt Exchange; provided that Verizon shall keep the Company reasonably informed regarding such arrangements.

(d) Notwithstanding the provisions of Sections 7.18(b) and 7.18(c) above, in the event that (i) all of the conditions set forth in Article VIII (other than those that would be satisfied by action at the Closing and other than the condition in Section 8.2(d)) have been satisfied and (ii) the Company (A) is not actively conducting negotiations with financing sources with respect to the Special Payment Financing and, if applicable, the Spinco Securities, and (B) fails to commence such negotiations promptly following notice from Verizon that Verizon reasonably believes the Company is not actively conducting such negotiations, then Verizon shall be entitled to assume the lead role in conducting such negotiations (and shall keep the Company informed of all material developments with respect thereto) until the Company so acts.

(e) Notwithstanding the provisions of Section 7.18(b) and Section 7.18(c):

(i) The Company shall not be obligated to accept or execute documentation relating to the Special Payment Financing or, if applicable, the Spinco Securities if (w) either (A) the weighted average life of the aggregate of such financing and securities, together with the Distribution Date Spinco Indebtedness, is less than five years or (B) any of the Special Payment Financing or the Spinco Securities would have a final maturity of earlier than January 1, 2014, other than any bridge financing with a maturity of at least 364 days in an aggregate amount not in excess of $600 million, (x) such financing or securities or the Distribution Date Spinco Indebtedness would be secured by any assets of any operating company, (y) the terms or provisions of such financing or securities or the Distribution Date Spinco Indebtedness would cause their incurrence or assumption by the Company in or as a result of the Merger to be prohibited by or cause (with or without notice or the lapse of time) a default under the Company’s existing credit agreements or indentures as in effect on the date hereof, or (z) both (I) the proposed covenants and other terms and conditions in such documentation (excluding (A) any terms of the Spinco Securities set forth in Exhibit G of the Distribution Agreement and (B) the rate, yield or tenor thereof) are not, in the aggregate, substantially in accordance with then prevailing market terms for similarly sized term loan bank borrowings and/or capital market issuances by companies of a size and with credit ratings similar to the Surviving Corporation and (II) the effect of such covenants and other terms and conditions that are not in accordance with the prevailing market terms (excluding (A) any terms of the Spinco Securities set forth in Exhibit G of the Distribution Agreement and (B) the rate, yield or tenor thereof) would, in the aggregate, be materially adverse to the Surviving Corporation.

(ii) The Company shall not be obligated to accept or execute documentation relating to the Special Payment Financing or the Spinco Securities if as a result thereof the weighted average annual cash interest rate (including annual accretion of original issue discount with respect to Indebtedness issued with a material amount of original issue discount) payable on the aggregate of the Special Payment Financing, the Spinco Securities and the Distribution Date Spinco Indebtedness (the “Coverage Costs”) would exceed 9.5%, unless the Company reasonably determines in good faith that such Coverage Costs would not be unduly burdensome.

(f) Each of Verizon, Spinco and the Company shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the Special Payment Financing, the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange) and shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the Special Payment Financing, the issuance of the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange) and the other transactions contemplated in connection therewith. Without limiting the generality of the foregoing, each of Verizon, Spinco and the Company shall use all commercially reasonable efforts to cause their respective employees, accountants, counsel and other representatives to cooperate with each other in (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies in connection with the syndication or marketing of the Special Payment Financing, the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange), (ii) preparing offering memoranda, private placement memoranda, prospectuses and similar documents deemed reasonably necessary by Verizon, Spinco or the Company, to be used in connection with consummating the Special Payment Financing, the issuance of the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange), (iii) executing and delivering all documents and instruments deemed reasonably necessary by Verizon, Spinco or the Company to consummate the Special Payment Financing, the issuance of the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange), including any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any intercreditor or indemnity agreements, or other requested certificates or documents as may be reasonably requested in connection with the Special Payment Financing, the Spinco Securities or the Debt Exchange (if Verizon elects to consummate the Debt Exchange), provided, however, that (A) no such agreements or documents shall impose any monetary obligation or liability on Spinco or the Company prior to the Effective Time and (B) Verizon shall not be obligated to incur any obligations in connection with the Special Payment Financing (other than the obligation to pay Spinco Debt Expenses as provided in the Distribution Agreement and the non-monetary cooperation obligations set forth above in this Section 7.18(f)), (iv) disclosing the terms and conditions of the Special Payment Financing, the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange), as reasonably appropriate, in the Registration Statements, and (v) taking all other actions reasonably necessary in connection with the Special Payment Financing, including any such actions required to permit the assumption by the Surviving Corporation of the debt that is part of the Special Payment Financing and the Spinco Securities at the Effective Time.

(g) Not later than 60 days prior to the reasonably anticipated Closing Date, Verizon shall deliver to the Company a certificate setting forth the anticipated amount of the Special Payment, along with Verizon’s then-current estimates of (i) Distribution Date

Spinco Indebtedness and (ii) its tax basis in Spinco as of the Distribution Date. Verizon shall have the right to update such certificate from time to time in advance of the Closing (but no later than 15 days prior to the Closing) in light of any updated information of Verizon regarding its tax basis in Spinco and the amount of the Distribution Date Spinco Indebtedness.

7.19 Accountants.

(a) In connection with the information regarding the Spinco Business or the transactions contemplated by this Agreement provided by Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, Verizon shall use all commercially reasonable efforts to cause to be delivered to the Company letters of Ernst & Young LLP, dated the date on which each of the Registration Statements shall become effective, the date on which the Proxy Statement/Prospectus or any Registration Statement is mailed to the Company’s stockholders and the Closing Date, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements. In the event that Spinco is treated as the acquiring entity for accounting purposes pursuant to GAAP, then Verizon shall use all commercially reasonable efforts to cause any such letter to include such negative assurance statements regarding the pro forma financial information included in the Proxy Statement/Prospectus and the Registration Statements as are customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

(b) The Company shall use all commercially reasonable efforts to cause KPMG LLP, the independent auditors of the Company, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of the Company needed in connection with the Special Payment Financing, the Registration Statements and/or the Debt Exchange (if Verizon elects to consummate the Debt Exchange). The Company agrees to allow Verizon’s accounting representatives the opportunity to review any such financial statements required in connection therewith and to allow such representatives reasonable access to the Company and the Company Subsidiaries and supporting documentation with respect to the preparation of such financial statements; provided that such access shall not include any right to review the working papers of the independent auditors of the Company and the Company Subsidiaries. The Company shall use all commercially reasonable efforts to cause KPMG LLP to participate in the preparation of any pro forma financial statements necessary or desirable for inclusion in, or incorporation by reference into, the Registration Statements and for use in connection with the Special Payment Financing and/or the Debt Exchange (if Verizon elects to consummate the Debt Exchange).

(c) In connection with the information regarding the Company or the Company Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, the Company shall use all commercially reasonable efforts to cause to be delivered to Spinco letters of KPMG LLP, dated the date on which each of the Registration Statements shall become effective, the date on which the Proxy Statement/Prospectus or any Registration Statement is mailed to the Company’s stockholders and the Closing Date, and addressed to Verizon and Spinco, in form and substance reasonably satisfactory to Verizon and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements. In the event that the Company is treated as the acquiring entity for accounting purposes pursuant to GAAP, then the Company shall use all commercially reasonable efforts to cause any such letter to include such negative assurance statements regarding the pro forma financial information included in the Proxy Statement/Prospectus and the Registration Statements as are customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

(d) Verizon shall use all commercially reasonable efforts to cause Ernst & Young LLP, the independent auditors of Spinco, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements regarding the Spinco Business needed in connection with the Special Payment Financing, the Proxy Statement/Prospectus, the Registration Statements and/or the Debt Exchange (if Verizon elects to consummate the Debt Exchange). Verizon agrees to allow the Company’s accounting representatives the opportunity to review any such financial statements required in connection therewith and to allow such representatives reasonable access to records of the Contributing Companies and supporting documentation with respect to the preparation of such financial statements; provided, however, that such access shall not include any right to review the working papers of the independent auditors of Verizon and its Subsidiaries. Verizon shall use all commercially reasonable efforts to cause Ernst & Young LLP to participate in the preparation of any pro forma financial statements necessary or desirable for inclusion in, or incorporation by reference into, the Registration Statements and for use in connection with the Special Payment Financing and/or the Debt Exchange (if Verizon elects to consummate the Debt Exchange).

7.20 Disclosure Controls. Each of Verizon and the Company shall use all commercially reasonable efforts to enable the Company to implement such programs and take such steps as are reasonably necessary to (i) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that after the Effective Time material information relating to the Surviving Corporation is timely made known to the management of the Surviving Corporation by others within those entities, (ii) cooperate reasonably with each other in preparing for the transition and integration of the financial reporting systems of Spinco and the Spinco Subsidiaries with the Company’s financial reporting systems following the Effective Time and (iii) otherwise enable the Surviving Corporation to maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act.

7.21 Listing. As promptly as reasonably practicable following the date hereof and at least 30 days prior to the date that any party reasonably expects all of the required regulatory approvals to have been obtained, the Company shall make application to the NYSE for the listing of the shares of Company Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all commercially reasonable efforts to cause such shares to be Approved for Listing.

7.22 Ancillary Agreements.

(a) At the Company’s request, which shall be made, if at all, prior to March 31, 2010, Verizon and the Company shall cause their respective Affiliates to enter into an agreement with respect to Video Transport Service incorporating the terms set forth on the term sheet attached as Exhibit D and such other terms as may be reasonably related thereto and agreed by their respective Affiliates (the “Video Transport Service Agreement”).

(b) Verizon and the Company shall cause their respective Affiliates to enter into an agreement with respect to Back Office Support Services incorporating the terms set forth on the term sheet attached as Exhibit E and such other terms as may reasonably related thereto and agreed by their respective Affiliates (the “Back Office Support Services Agreement”).

7.23 Directories Agreements. Prior to the Merger, Spinco shall offer to Directories Media Inc. (“Directories”) to enter into the proposed Publishing Agreement, the Non-Competition Agreement and the Branding Agreement, between Directories and Spinco (or Subsidiaries of Spinco, as applicable), that are in the form attached hereto as Exhibits F, G and H (the “Directories Agreements”); provided, however, that Spinco shall not have any obligation to enter into (or offer to enter into) any such agreement to the extent the terms of such agreement are not binding upon the Spinco Business as of immediately prior to the Effective Time. If such agreements are required but are not entered into prior to the Merger, the Surviving Corporation (or Subsidiaries of the Surviving Corporation, as applicable) will offer to enter into such agreements with Directories within 90 days following the Merger to the extent Directories notifies the Surviving Corporation within such time period that it wishes to enter into such agreements.

7.24 Realignment.

(a) Following the date hereof, Verizon shall undertake to segregate the operation of the Spinco Business in the Territory (other than West Virginia) from the Verizon Business (including the completion of the actions contemplated by Section 7.24(c) and the identification, testing and validation of personnel, processes and systems to be working properly) such that the representation set forth in Section 5.17 shall be accurate as of the Closing in accordance with the standards set forth in Section 8.3(b) (the “Realignment”). Verizon shall keep the Company reasonably updated from time to time with respect to the Realignment and shall discuss with the Company its plans for implementing the various aspects of the Realignment on an ongoing basis once Verizon has developed its initial plan for effecting the Realignment. If in connection with the Realignment the Company wishes to remove or omit particular functions or services that are used or held for use in the conduct of the Spinco Business or to replace certain third party vendors of the Spinco business with other third party vendors, the Company will promptly notify Verizon in writing to this effect. Verizon will have the right to disapprove such proposed omissions or replacements to the extent Verizon determines that such omissions or replacements may materially delay or increase the expense of completing the Realignment. No later than 60 days prior to the reasonably anticipated Closing Date, Verizon shall provide written notice to the Company stating that Verizon and its Subsidiaries have completed the Realignment as of the date of such notice. The Company shall be granted reasonable rights of access from time to time prior to the Closing in accordance with Section 7.10 to validate and confirm the completion of the Realignment (including the functioning of principal operating systems) in accordance with the first sentence of this Section 7.24.

(b) In connection with the Realignment, Verizon shall not take any action that would result in any material increase in the number of employees performing each material function of the Spinco Business above the number of such employees performing such function on behalf of the Spinco Business on the date hereof.

(c) Prior to March 31, 2010, Verizon shall create a separate instance in the Fort Wayne, Indiana data center (the “Fort Wayne Data Center”) of Verizon proprietary software systems that will enable Spinco (and following the Merger, the Surviving Corporation) in all states in the Territory (other than West Virginia) to provide functionality substantially similar to, but no less favorable to the Spinco Business than, that which the Spinco Business received from Verizon and its Affiliates as of the date of this Agreement. As of the Closing Date, the Fort Wayne Data Center (i) shall be owned by the Surviving Corporation or an Affiliate thereof and (ii) shall have on site a majority of the hardware reasonably required to provide functionality to the Spinco Business in accordance with the foregoing (and the balance of such hardware, if not held at the Fort Wayne Data Center, shall be available on a firewall basis from Verizon or a Verizon Subsidiary for up to one year following the Closing to allow for Verizon to transfer such hardware to the Fort Wayne Data Center within one year following the Closing).

7.25 California Disclosure. Notwithstanding anything herein to the contrary, the parties acknowledge that the Verizon Disclosure Letter and the Spinco Disclosure Letter and the Disclosure Letter under the Distribution Agreement contain no information regarding the portion of the Spinco Business conducted in California and that such failure shall not constitute a breach of any representation or warranty herein or any breach of the Distribution Agreement. Verizon and Spinco shall have the right to update such Disclosure Letters within 45 days of the date hereof to incorporate any applicable disclosure relating to portion of the Spinco Business conducted in California, whereupon such disclosure will be deemed to have been made as of the date hereof; provided, however, that this Section 7.25 and any disclosure made hereunder shall have no effect with respect to the representations and warranties made in Section 5.5 or Section 5.17.

7.26 Joint Defense Agreement. Within 30 days following the date hereof, Verizon and the Company shall negotiate in good faith the terms of, and enter into, a joint defense agreement regarding certain matters of common interest arising from the transactions contemplated by the Transaction Agreements (the “Joint Defense Agreement”).

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to the Obligations of Spinco, Verizon and the Company to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by both Verizon and the Company) at or prior to the Effective Time of the following conditions:

(a) Each of the Internal Spinoffs, the Internal Restructuring, the Contribution and the Distribution shall have been consummated, in each case, in accordance with the Distribution Agreement, the IRS Ruling (unless the parties agree in writing upon, and implement, an alternative structure for the transactions contemplated hereby that eliminates the need for an IRS Ruling as contemplated by Section 2.7 hereof) and the Distribution Tax Opinion; provided, however, that this Section 8.1(a) shall not be a condition to the consummation of the Merger by any party whose failure to comply with its obligations and/or covenants set forth in this Agreement, the Tax Sharing Agreement or the Distribution Agreement gives rise to the failure of the Internal Spinoffs, the Internal Restructuring, the Contribution or the Distribution to have been consummated in accordance with the foregoing.

(b) Any applicable waiting period under the HSR Act shall have expired or been terminated.

(c) (i) No regulatory proceeding before any State Regulator that is pending as of the date hereof or arises prior to the Effective Time, and affects either the Spinco Business or the business of the Company, shall have been resolved by final order of the applicable regulator on terms that, and (ii) no condition shall have been imposed in connection with obtaining any Telecommunications Regulatory Consent that, in either case, constitutes a Materially Adverse Regulatory Condition.

(d) All of the Telecommunications Regulatory Consents shall be final and in full force and effect.

(e) The Registration Statements shall have become effective in accordance with the Securities Act or the Exchange Act, as applicable, and shall not be the subject of any stop order or proceedings seeking a stop order; and the shares of Company Common Stock to be issued, and such other shares required to be reserved for issuance, pursuant to the Merger shall have been Approved for Listing.

(f) The Requisite Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE.

(g) No court of competent jurisdiction or other Governmental Authority shall have issued an Order that is still in effect restraining, enjoining or prohibiting the Contribution, the Distribution or the Merger.

(h) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced, by any Governmental Authority with respect to the Contribution, the Distribution or the Merger or the other transactions contemplated hereby or by the Distribution Agreement or the Employee Matters Agreement that, individually or in the aggregate, would (i) restrain, enjoin or prohibit the consummation of the Internal Spinoffs, the Internal Restructuring, the Contribution, the Distribution or the Merger or the other transactions contemplated hereby or by the Distribution Agreement or the Employee Matters Agreement or (ii) impose any burdens, liabilities, restrictions or requirements thereon or on Verizon, Spinco or the Company with respect thereto that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Verizon (assuming for such purposes that the business, assets, properties and liabilities of Verizon were comparable in size to that of the Surviving Corporation) or the Surviving Corporation (collectively, a “Restraint”), and no Governmental Authority shall have instituted or threatened to institute and not withdrawn any proceeding seeking any such Restraint.

(i) Unless the parties agree in writing upon and implement an alternative structure for the transactions contemplated hereby that eliminates the need for an IRS Ruling as contemplated by Section 2.7 hereof, Verizon and Spinco (and, to the extent applicable, the Company) shall have received the IRS Ruling in form and substance reasonably satisfactory to Verizon, Spinco and the Company, and such IRS Ruling shall continue to be valid and in full force and effect.

(j) The Company shall have received a Merger Tax Opinion from Company Tax Counsel, in form and substance reasonably satisfactory to the Company, and Verizon shall have received a Merger Tax Opinion from Verizon Tax Counsel, in form and substance reasonably satisfactory to Verizon, and Verizon Tax Counsel shall have issued the Distribution Tax Opinion.

(k) Verizon and the Company shall have received the opinion of a nationally recognized independent valuation firm selected by Verizon (and reasonably acceptable to the Company) attesting to the solvency of the Surviving Corporation on a pro forma basis immediately after the Effective Time, which opinion shall be in customary form (the “Solvency Opinion”).

8.2 Additional Conditions to the Obligations of Verizon and Spinco. The obligation of Verizon and Spinco to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Verizon) at or prior to the Effective Time of the following additional conditions:

(a) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(b) Each of the representations and warranties of the Company (i) set forth in Article VI (other than Sections 6.3(a) and 6.3(b)) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for representations and warranties that speak as of an earlier date or period (which shall be true and correct as of such earlier date or period); provided, however, that for purposes of this clause (i), such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) set forth in Sections 6.3(a) and 6.3(b) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(c) The Company shall have delivered to Verizon a certificate, dated as of the Effective Time, of a senior officer of the Company certifying the satisfaction by the Company of the conditions set forth in subsections (a) and (b) of this Section 8.2.

(d) Verizon shall have received in connection with the Distribution the Special Payment and, if applicable, a principal amount of Spinco Securities that, together with the Special Payment (and the amount of any Distribution Date Spinco Indebtedness), equal $3.333 billion in the aggregate and, if Spinco Securities are issued and if Verizon desires to consummate the Debt Exchange, the Debt Exchange shall have been consummated with respect to a principal amount of Spinco Securities equal to (x) $3.333 billion minus (y) the sum of (A) the total amount of the Special Payment and (B) the amount of Distribution Date Spinco Indebtedness.

(e) Except as disclosed in the Company Disclosure Letter or as expressly contemplated by the Transaction Agreements, since December 31, 2008, there shall have been no state of facts, change, development, event, effect, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f) The Company shall have entered into the applicable Transaction Agreements, and to the extent applicable, timely performed them in all material respects, and each such agreement shall be in full force and effect.

8.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Effective Time of the following additional conditions:

(a) Spinco and Verizon shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(b) Each of the representations and warranties of Verizon and Spinco (i) set forth in Article IV and Article V (other than Sections 4.2(a), 5.2(b), 5.3(a), 5.3(b) and 5.17) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for representations and warranties that speak as of an earlier date or period (which shall be true and correct as of such earlier date or period); provided, however, that for purposes of this clause (i), such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Verizon, Spinco or the Spinco Business and (ii) set forth in Sections 4.2(a), 5.2(b), 5.3(a), 5.3(b) and 5.17 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(c) Verizon and Spinco shall have delivered to the Company a certificate, dated as of the Effective Time, of a senior officer of each of Verizon and Spinco certifying the satisfaction of the conditions set forth in subsections (a) and (b) of this Section 8.3.

(d) Spinco and Verizon (or a Subsidiary thereof) shall have entered into the applicable Transaction Agreements, and to the extent timely, performed them in all material respects, and each such agreement shall be in full force and effect.

(e) Except as disclosed in the Spinco Disclosure Letter or as expressly contemplated by the Transaction Agreements, since December 31, 2008, there shall have been no state of facts, change, development, event, effect, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVERS

9.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Requisite Approval:

(a) by the mutual written consent of each party hereto, which consent shall be effected by action of the Board of Directors of each such party;

(b) by any party hereto if the Effective Time shall not have occurred on or before July 31, 2010 (as such date may be extended in accordance with the terms of this Agreement, the “End Date”); provided, however, that if as of such date (i) all Closing conditions (ignoring for this purpose Section 8.2(d)) other than the conditions in Section 8.1(c) or 8.1(d), are satisfied or capable of being satisfied as of such date (assuming for such purpose that such date were the Closing Date), or (ii) a Financial Market Deferral is then in effect pursuant to Section 7.18(b), then the End Date may be extended by Verizon or the Company upon written notice and the period of such extension shall be (x) in the case of clause (i), for one or more one month periods, not to exceed four calendar months in the aggregate, to obtain such Telecommunications Regulatory Consents in a manner that satisfies the conditions in Sections 8.1(c) and 8.1(d) and (y) in the case of clause (ii), for one month (or two month, if applicable pursuant to Section 7.18(b)) periods, to the extent permitted to do so pursuant to Section 7.18(b); provided further, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a substantial cause of, or substantially contributed to, the failure of the Merger to have become effective on or before such date;

(c) by any party hereto if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an Order shall have been entered that either (A) would result in a failure of a condition set forth in Section 8.1(c) or (B) permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and in each case such Order shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 9.1(c)(ii) shall have used all commercially reasonable efforts to remove such Order in accordance with and to the extent required by Section 7.6(h) insofar as such Section relates to, a final order of the FCC or a State Regulator in the Territory or in the states listed in Section 6.3(d) of the Company Disclosure Letter;

(d) by the Company, if either Verizon or Spinco shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (ii) cannot be cured by the End Date; provided, however, that the Company shall have given Verizon and Spinco written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination;

(e) by Verizon and Spinco, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be cured by the End Date; provided, however, that Verizon and Spinco shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Verizon and Spinco’s intention to terminate the Agreement pursuant to this Section 9.1(e) and the basis for such termination;

(f) by Verizon and Spinco, on the one hand, or the Company, on the other hand, if, at the Company Stockholders Meeting (after giving effect to any adjournment, continuation or postponement thereof), the Requisite Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to the Company where such failure to obtain the Requisite Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(g) by Verizon and Spinco, if (i) the Board of Directors of the Company (or any committee thereof) shall have effected a Change of Board Recommendation or resolved to effect a Change of Board Recommentation or (ii) the Company fails to call and hold the Company Stockholders Meeting within 60 days after the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the date of effectiveness of the Company Registration Statement; or

(h) by Verizon and Spinco on any date, if on such date (i) the average of the volume weighted averages of the trading prices of the Company Common Stock for any period of 60 consecutive trading days that ended within three Business Days prior to such date is below $3.87 and (ii) Verizon and Spinco notify the Company in writing that they are terminating this Agreement in accordance with this Section 9.1(h).

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 10.1, the provisions of Section 9.3 and Article XI), without any liability on the part of any party except as set forth in Section 9.3; provided, however, that nothing in this Agreement shall relieve any party of liability for fraud or willful and knowing breach of this Agreement or the Distribution Agreement prior to such termination.

9.3 Amounts Payable in Certain Circumstances. In the event that (i) Verizon and Spinco terminate this Agreement pursuant to Section 9.1(g) or (ii) (A) any Person (other than Verizon, Spinco or any of their Affiliates) shall have made a Company Acquisition Proposal after the date hereof and prior to the Termination Date, and thereafter this Agreement is terminated by any party pursuant to Section 9.1(b) or by Verizon or Spinco pursuant to Section 9.1(e) as a result of a breach by the Company of Section 7.6 or Section 7.18 or by any party pursuant to Section 9.1(f) (and a Company Acquisition Proposal shall have been publicly announced prior to the Company Stockholders Meeting) and (B) within twelve months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to any Company Acquisition Proposal (other than, in each case, with Verizon, Spinco or any of their Affiliates) shall have been entered into, then the Company shall pay Verizon a fee, in immediately available funds, in the amount of $80 million at the time of such termination, in the case of a termination described in clause (i) above, or upon the occurrence of the earliest event described in clause (ii)(B), in the event of a termination described in clause (ii), and in each case the Company shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any fraud or willful and knowing breach of this Agreement; provided, however, that for purposes of clause (ii)(B) of this Section 9.3 only, (i) all references to 15% in the definition of Company Acquisition shall be deemed to be references to 50% and (ii) clause (i) of the definition of Company Acquisition shall read as follows: “any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Significant Subsidiaries following which the stockholders of the

Company or any such Significant Subsidiary immediately prior to such transactions (or series of transactions) do not hold and own greater than 70% of the issued and outstanding equity securities of the Company or such Significant Subsidiary (or the successor thereof), as the case may be”.

9.4 Amendment. This Agreement may be amended by Verizon, Spinco and the Company at any time before or after receipt of the Requisite Approval; provided, however, that after receipt of the Requisite Approval, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of Verizon, Spinco and the Company.

9.5 Waivers. At any time prior to the Effective Time, Verizon and Spinco, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of Verizon and Spinco or the Company, as applicable; (ii) waive any inaccuracies in the representations and warranties of Verizon and Spinco or the Company, as applicable, contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of Verizon and Spinco or the Company, as applicable, contained herein; provided, however, that no failure or delay by Verizon, Spinco or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Verizon, Spinco or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.1 Survival of Representations, Warranties and Agreements. The covenants and agreements that expressly state that they are to be performed following the Effective Time pursuant to the Distribution Agreement or this Agreement (including Sections 10.2 to 10.6 hereof) shall survive the Effective Time in accordance with their respective terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Effective Time. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or any other covenant or agreement set forth herein shall survive the Effective Time. The

Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

10.2 Indemnification.

(a) If the Closing occurs, the Surviving Corporation shall indemnify, defend and hold harmless (i) the Verizon Indemnitees from and against all Losses arising out of or due to the failure of any member of the Spinco Group (A) to timely pay or satisfy any Spinco Liabilities, or (B) to perform any of its obligations under this Agreement or the Distribution Agreement and (ii) Verizon and each Person, if any, who controls, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (any such Person being hereinafter referred to as a “Controlling Person”), Verizon from and against, and pay or reimburse each of the foregoing for, all Losses, arising out of or resulting from, directly or indirectly, or in connection with, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Surviving Corporation shall not be responsible for information provided by Verizon (or its Affiliates) as to itself and its Subsidiaries, including Spinco, specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

(b) If the Closing occurs, Verizon shall indemnify, defend and hold harmless (i) the Surviving Corporation Indemnitees from and against all Losses arising out of or due to (x) the failure of any member of the Verizon Group (A) to timely pay or satisfy any Verizon Liabilities, or (B) to perform any of its obligations under this Agreement or the Distribution Agreement or (y) the actual amount of Distribution Date Spinco Indebtedness exceeding the amount of Distribution Date Spinco Indebtedness set forth by Verizon and Spinco in the Closing Statement, and (ii) the Surviving Corporation and each Controlling Person of the Surviving Corporation from and against, and pay or reimburse each of the foregoing for, all Losses arising out of or resulting from, directly or indirectly, or in connection with, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by Verizon (or its Affiliates) as to itself and its Subsidiaries, including Spinco, specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

(c) Notwithstanding anything to the contrary set forth herein, indemnification or other claims relating to any Transaction Agreement (other than the Distribution Agreement) or relating to any ongoing commercial agreement between any member of the Verizon Group and any member of the Spinco Group shall be governed by the terms of such agreement and not by this Article X (except to the extend expressly so stated in such Transaction Agreement), and indemnification for all matters relating to Taxes shall be governed by terms, provisions and procedures of the Tax Sharing Agreement and not this Article X.

10.3 Limitation on Claims for Indemnifiable Losses. Notwithstanding anything to the contrary contained herein:

(a) No claim may be asserted by any Surviving Corporation Indemnitee under this Article X arising from any failure to transfer any Spinco Asset to Spinco unless such claim is asserted, if at all, within 18 months from the Closing Date.

(b) No Indemnitor shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, special, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, or any cost or expense related thereto, except to the extent such damages are payable to or have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Article X.

(c) Verizon and the Company shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party (or its Affiliates) hereunder, including by using all commercially reasonable efforts to mitigate the Losses and resolve any such claim or liability prior to initiating litigation.

10.4 Defense of Claims.

(a) Third Party Claims. If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not either a Surviving Corporation Indemnitee or a Verizon Indemnitee (each, a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnitor prompt written notice thereof, but in any event not later than ten calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnitor shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof at such Indemnitor’s expense with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitor shall not have the right to assume the defense of any Third Party Claim in the event such Third Party Claim is primarily for injunctive relief or criminal penalty of the Indemnitee, in which case the reasonable fees and expenses of counsel to the Indemnitee in connection with such Third Party Claim shall be considered “Losses” for purposes of this Agreement. Whether or not the Indemnitor elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (1) the employment of such separate counsel has been specifically authorized in writing by the Indemnitor; (2) the Indemnitor has failed to assume the defense of such Third Party Claim within 20 calendar days after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee; or (3) the named parties to the proceeding in which such Third Party Claim has been asserted include both the Indemnitor and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more good faith defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnitor or that the Indemnitor and Indemnitee have actual material conflicting interests with respect to such Third Party Claim. Notwithstanding the foregoing, the Indemnitor shall not be liable for the fees and disbursements of more than one counsel for all Indemnitees in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of an Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, the Indemnitor will not enter into any settlement of or consent to the entry of judgment in connection with any Third Party Claim that (i) would lead to liability or create any financial or other obligation on the part of the Indemnitee, (ii) does not contain, as an unconditional term thereof, the release of the Indemnitee from all liability in respect of such Third Party Claim or such Third Party Claim is not dismissed against the Indemnitee with prejudice and without the imposition of any financial or other obligation on the Indemnitee or (iii) admits the liability or fault of the Indemnitee (the “Settlement Requirements”). If a settlement offer solely for money damages (and otherwise satisfying the Settlement Requirements) is made to resolve a Third Party Claim and the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee and if the Indemnitee fails to consent to such settlement offer within ten calendar days after its receipt of such notice, Indemnitee may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer and (y) the aggregate Losses of the Indemnitee with respect to such claim. The party controlling any defense shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith all reasonable recommendations made by the other party with respect thereto.

(b) Direct Claims. Any claim by an Indemnitee for Losses that do not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by giving the Indemnitor prompt written notice thereof, but in any event not later than 60 calendar days after the incurrence thereof or such Indemnitee’s actual knowledge of such event (whichever is later); provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise), and the Indemnitor will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 30 calendar day period, the Indemnitor will be deemed to have accepted such claim. If the Indemnitor rejects such claim, the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article X.

10.5 Subrogation. If after the making of any Indemnification Payment, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) as and when actually received by the Indemnitee will promptly be repaid by the Indemnitee to the Indemnitor. Upon making any Indemnification Payment, the Indemnitor will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Losses to which the Indemnification Payment relates; provided, however, that (a) the Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Losses, and (b) until the Indemnitee recovers full payment of its Losses, all claims of the Indemnitor against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision of this Article X, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

10.6 Other Rights and Remedies. Following the Closing, the sole and exclusive remedy at law for Verizon or the Company and all Affiliates thereof for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of this Agreement or the Distribution Agreement (to the extent permitted in Section 6.1 of the Distribution Agreement), other than a claim for fraud or willful and knowing misconduct, shall be a claim by Verizon or the Company for indemnification pursuant to this Article X.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Except as expressly set forth in any Transaction Agreement, each party shall bear its own fees and expenses in connection with the transactions contemplated hereby; provided, however, that:

(i) if the Merger is consummated, Verizon and the Company shall each bear and be responsible for 50% of all Distribution/Merger Transfer Taxes and all recording, application and filing fees associated with the transfer of the Spinco Assets in connection with the transactions contemplated by the Distribution Agreement (including the transfer of Spinco Owned Real Property and Real Property Interests such as railroad crossing rights and easements);

(ii) if the Debt Exchange is consummated, (A) Verizon shall pay and be responsible for all fees and expenses of its exchange counterparties and financial and legal advisors and (B) Verizon and the Company shall each bear and be responsible for 50% of all other costs and expenses in connection with the Debt Exchange (including any printing costs, trustees fees and roadshow expenses);

(iii) Verizon shall pay the fees and reimbursable expenses of the independent valuation firm referred to in Section 8.1(k) that are incurred in connection with the preparation and delivery of the Solvency Opinion; and

(iv) the costs of any filing fees or any advisor or consultant hired by any Governmental Agency with the mutual consent of Verizon and the Company (or to which neither party has the right to disapprove), as contemplated by Section 7.6, regardless of which party is allocated such costs under Law, shall be considered joint costs and the non-paying party shall reimburse the paying party for 50% of such costs within 30 days of receipt of an invoice for same.

If any party pays an amount that is the responsibility of another party pursuant to this Section 11.1, such paying party shall be promptly reimbursed by the party responsible for such amount. If the Closing occurs, such reimbursement shall occur on the Closing Date to the extent the paying party provides evidence of such payments at least 10 Business Days prior to the Closing Date.

11.2 Notices. Any notice required to be given to a party hereunder shall be sufficient if in writing, and sent by facsimile transmission (with receipt confirmed, provided that any notice received by facsimile transmission at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Spinco (prior to the Effective Time) or Verizon, to:

Verizon Communications Inc.

140 West Street

New York, NY 10007

Facsimile: (908) 766-3813

Attn:	Marianne Drost

Senior Vice President, Deputy General Counsel and Corporate Secretary

With a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Facsimile: (212) 909-6836

Attn:	Jeffrey J. Rosen

Kevin M. Schmidt

If to the Company, to:

Frontier Communications Corporation

3 High Ridge Park

Stamford, CT 06905

Facsimile: (203) 614-4661

Attn:	Donald R. Shassian

Executive Vice President and Chief Financial Officer

and

Frontier Communications Corporation

3 High Ridge Park

Stamford, CT 06905

Facsimile: (203) 614-4651

Attn:	Hilary E. Glassman, Senior Vice President, General Counsel and Secretary

With a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Facsimile: (212) 474-3700

Attn:	Robert I. Townsend, III

Craig F. Arcella

or to such other address as any such party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Verizon and Spinco shall provide to the Company in a manner consistent with this Section 11.2 copies of any notices that either may deliver to the other under the Distribution Agreement.

11.3 Interpretation; Consent.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. For the avoidance of doubt, (i) “the business of the Company” or similar terms means the business of the Company and its Subsidiaries, taken as a whole and (ii) “consistent with past practice” when used with respect to Spinco or any of its Subsidiaries shall mean the past practice of Verizon and its Subsidiaries with respect to the conduct of the Spinco Business.

(c) Any matter disclosed in any particular Section or Subsection of the Spinco Disclosure Letter, the Verizon Disclosure Letter or the Company Disclosure Letter shall be deemed to have been disclosed in any other Section or Subsection of this Agreement with respect to which such matter is relevant so long as the applicability of such matter to such other Section or Subsection of this Agreement is reasonably apparent on its face.

(d) Unless otherwise expressly stated in this Agreement, any right of consent, approval or election given to any party hereto may be exercised by such party in its sole discretion.

11.4 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid,

unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the parties hereto.

11.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties, and any purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

11.6 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Verizon, Spinco and the Company and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Article X with respect to Indemnitees, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

11.7 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any of the parties hereto, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the parties hereto, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

11.8 Entire Agreement. This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitutes the entire agreement of all the parties hereto and supersedes all prior agreements and understandings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.

11.9 Governing Law. Except to the extent relating to the consummation of the Merger, which shall be consummated in accordance with the DGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the parties hereto, notwithstanding that not all parties are signatories to the original or the same counterpart.

11.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.12 Jurisdiction; Enforcement; Service of Process. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES HERETO SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR, IF SUCH FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, OF ANY NEW YORK STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR, IF SUCH FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, OF ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A

FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR, IF SUCH FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, A NEW YORK STATE COURT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

11.13 Knowledge Convention. As used herein, the phrase “Spinco’s Knowledge” and similar phrases shall mean all matters actually known to the following individuals: Stephen E. Smith, J. Goodwin Bennett, Thomas R. Parker, Karen Zacharia, Leonard Suchyta, David Feldman and Dale M. Chamberlain. As used herein, the phrase “Company’s Knowledge” and similar phrases shall mean all matters actually known to the following individuals: Hilary Glassman, Dan McCarthy, Don Shassian and Celia McKenney.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VERIZON COMMUNICATIONS INC.

By:
John W. Diercksen
Executive Vice President Strategy, Planning and Development

NEW COMMUNICATIONS HOLDINGS INC.

By:
Stephen E. Smith
Vice President

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title:

133